UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Proxy Statement Dated April 30, 2003, Subject to Completion

100 CTE Drive

Dallas, Pennsylvania 18612-9774

(570) 631-2700

May [            ], 2003

Dear Shareholder:

At the Annual Meeting of Shareholders, you will be asked to consider and vote upon, among other things, a proposal to amend the Company’s Articles of Incorporation (Proposal 3) to reclassify and convert each outstanding share of Class B Common Stock into 1.09 shares of Common Stock and to eliminate all provisions relating to the Class B Common Stock and certain inoperative provisions from the Articles of Incorporation.

The reclassification and related amendments to the Company’s Articles of Incorporation, collectively referred to as the “Charter Amendment”, are being proposed in accordance with a Recapitalization Agreement dated as of April 24, 2003 among the Company, Eldorado Equity Holdings, Inc. and Level 3 Communications, Inc. Level 3 Communications is the ultimate parent of Eldorado, and they are sometimes collectively referred to as “Level 3”. Level 3 is the Company’s largest shareholder in terms of voting power. Under the terms of the Recapitalization Agreement, the Company has agreed to propose the Charter Amendment for shareholder approval and Level 3 has agreed to vote in favor of this proposal. Level 3 is the beneficial owner of 1,017,061 shares of Class B Common Stock or 50.2% of the Class B Common Stock outstanding. The shares owned by Level 3 represent approximately 29.3% of the total votes entitled to be cast by the holders of Class B Common Stock and Common Stock collectively. After giving effect to the Charter Amendment, Level 3 would own shares of Common Stock representing approximately 4.6% of the total votes entitled to be cast.

Approval of the Charter Amendment proposal requires the affirmative vote of (a) a majority of the votes cast by the holders of the outstanding Common Stock, voting separately as a class, (b) a majority of the votes entitled to be cast by the holders of the outstanding Class B Common Stock, voting separately as a class, and (c) a majority of the votes entitled to be cast by the holders of outstanding Common Stock and Class B Common Stock, voting together without regard to class. Approval of the holders of Common Stock voting separately as a class is not required under Pennsylvania law or the Company’s Articles of Incorporation. We have added this approval requirement, however, in order to provide an independent opportunity for the holders of Common Stock to determine whether the Charter Amendment should be implemented.

A Special Committee of independent Directors unanimously determined that the Recapitalization Agreement, the recapitalization of the Class B Common Stock and the Charter Amendment are fair to and in the best interests of the holders of Common Stock and fair to and in the best interests of the holders of Class B Common Stock (excluding, in each case, Level 3, as to which no determination of fairness was made) and recommended that the Board of Directors approve the Recapitalization Agreement, the recapitalization and the Charter Amendment. The Board of Directors, taking into account the findings and recommendation of the Special Committee, determined that the Recapitalization Agreement, the recapitalization and the Charter Amendment are fair to and in the best interests of the holders of Common Stock and fair to and in the best interests of the holders of Class B Common Stock (excluding, in each case, Level 3, as to which no determination of fairness was made), approved the Recapitalization Agreement, the recapitalization and the Charter Amendment and recommends that shareholders vote for approval of the Charter Amendment proposal.

The accompanying Proxy Statement provides a detailed description of the Charter Amendment proposal. I urge you to read the entire Proxy Statement and its appendices carefully.

I urge you to vote in favor of the Charter Amendment proposal and I look forward to the opportunity to share my vision for CTE with you at the Annual Meeting.

Sincerely,

Michael J. Mahoney

President and Chief Executive Officer

This Proxy Statement is dated [                ], 2003 and is first being mailed to shareholders on or about [                ], 2003

100 CTE Drive

Dallas, Pennsylvania 18612-9774

(570) 631-2700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June [            ], 2003

The Annual Meeting of Shareholders of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) will be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on [            ], June [            ], 2003, at 11:00 A.M., local time. The meeting will be held for the following purposes:

1.	To elect four (4) Directors to Class I to serve for a term of three (3) years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003;

3.	To approve a proposal to amend the Company’s Articles of Incorporation to reclassify and convert each outstanding share of Class B Common Stock of the Company into 1.09 shares of Common Stock of the Company and, immediately following the reclassification and conversion, to eliminate from the Articles of Incorporation all provisions relating to the Class B Common Stock and certain inoperative provisions; and

4.	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 24, 2003, will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

In order to insure that your shares are represented and are voted in accordance with your wishes, YOU SHOULD DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.

Registration for the meeting will begin at 10:00 A.M. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

Raymond B. Ostroski

Senior Vice President, General Counsel

and Corporate Secretary

Dated: May [    ], 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

100 CTE Drive

Dallas, Pennsylvania 18612-9774

PROXY STATEMENT

THE ANNUAL MEETING

            , June     , 2003

Time, Date and Place

This Proxy Statement is being mailed to all shareholders on or about May [    ], 2003, in connection with the solicitation of proxies by the Board of Directors of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on [            ], June [            ], 2003, at 11:00 A.M., local time, at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, and at any adjournment or postponement thereof.

Purpose of the Annual Meeting

Shareholders of the Company will consider and vote upon proposals: (i) to elect four (4) Directors to Class I to serve for a term of three (3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003; (iii) to amend the Company’s Articles of Incorporation to reclassify and convert each outstanding share of Class B Common Stock into 1.09 shares of Common Stock (the “Recapitalization”) and to eliminate from the Articles of Incorporation all provisions relating to the Class B Common Stock and certain inoperative provisions (the “Restatement Amendment”, and collectively with the Recapitalization, the “Charter Amendment”); and (iv) to act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Common Stock of the Company is sometimes referred to herein as the “CTE Common Stock”; the Class B Common Stock of the Company is sometimes referred to herein as the “CTE Class B Common Stock”; and the CTE Common Stock and the CTE Class B Common Stock are sometimes referred to herein collectively as the “CTE Combined Common Equity”.

Record Date, Quorum, Required Vote

The close of business on March 24, 2003 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. On March 24, 2003, there were 21,634,034 outstanding shares of CTE Common Stock and 2,025,381 shares of CTE Class B Common Stock. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shareholders will be entitled to one (1) vote per share of CTE Common Stock and fifteen (15) votes per share of CTE Class B Common Stock on all matters to be submitted to such class for a vote at the Annual Meeting.

Shareholders have cumulative voting rights with respect to the election of Directors. Under cumulative voting, a shareholder’s total vote (the number of votes to which such shareholder is entitled multiplied by the number of Directors to be elected) may be cast entirely for one candidate or distributed among two or more candidates. The persons named in the accompanying Proxy may, at their discretion, cumulate the votes which they are authorized to cast. Holders of CTE Common Stock and holders of CTE Class B Common Stock will vote as a single class on Proposal 1. In accordance with Pennsylvania law, a shareholder entitled to vote for the election of Directors can withhold authority to vote for all nominees of Directors or can withhold authority to vote for certain nominees of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

The approval of Proposal 2 (regarding ratification of the appointment of independent accountants) requires the affirmative vote of a majority of the votes cast by the holders of CTE Common Stock and CTE Class B Common Stock voting together as a single class.

The approval of Proposal 3 (regarding approval of the Charter Amendment) requires the affirmative vote of (i) a majority of the votes cast by the holders of CTE Common Stock, voting separately as a class; (ii) a majority of the votes entitled to be cast by the holders of CTE Class B Common Stock, voting separately as a class; and (iii) a majority of the votes entitled to be cast by the holders of CTE Common Stock and CTE Class B Common Stock, voting together without regard to class. Pursuant to a Recapitalization Agreement dated as of April 24, 2003 (the “Recapitalization Agreement”) among the Company, Level 3 Communications, Inc. (“Level 3 Communications”), and Eldorado Equity Holdings, Inc., a wholly owned subsidiary of Level 3 Communications (“Eldorado”, and collectively with Level 3 Communications, “Level 3”), Level 3 has agreed to vote all shares of CTE Class B Common Stock it owns in favor of Proposal 3. Because Level 3 owns approximately 50.2% of the CTE Class B Common Stock, approval of Proposal 3 by the holders of CTE Class B Common Stock as a class is assured.

Abstentions, votes withheld and broker non-votes (described below) are counted in determining whether a quorum is present. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Abstentions and broker non-votes, because they are not treated as votes cast, will have no effect on the vote for Proposal 1, 2 and the vote of the holders of CTE Common Stock, voting separately as a class, in Proposal 3. Abstentions and broker non-votes will effectively count as “no” votes for the vote of the holders of CTE Class B Common Stock, voting separately as a class, and the vote of the holders of CTE Common Stock and CTE Class B Common Stock, voting together without regard to class, in Proposal 3.

Any proxy may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by the Company.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three (3) classes and consists of ten (10) members. One class is elected each year for a three-year term. Class I Directors whose terms will expire at the Annual Meeting include the following nominees, all of whom are presently Directors of the Company: Daniel E. Knowles, David C. McCourt, David C. Mitchell and Walter Scott, Jr. These four (4) nominees, if elected at the 2003 Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 2006.

It is not anticipated that any of the above nominees will become unavailable for any reason, but, if any of the nominees should become unavailable before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in place of such unavailable person, or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THESE FOUR (4) NOMINEES AS CLASS I DIRECTORS TO SERVE FOR A TERM OF THREE (3) YEARS.

DIRECTOR INFORMATION

Information concerning the nominees for re-election as Class I Directors and the other Directors of the Company is set forth below:

Name of Director	Age	Nominees for Re-Election in Class I	Director Since	Term Expires In
Daniel E. Knowles	73	President of Cambridge Human Resources Consulting Group since 1989. Former Director of Cable Michigan, Inc. (“Cable Michigan”) from September 1997 to November 1998.	1995	2003

David C. McCourt	46

Chairman of the Company since October 1993; Chairman, Chief Executive Officer and a Director of RCN Corporation (“RCN”) since September 1997; Director of Level 3 Communications and Cable Satellite Public Affairs Network (“C-SPAN”). Former Chief Executive Officer of the Company from October 1993 to November 1998; Chairman, Director and Chief Executive Officer of Cable Michigan from September 1997 to November 1998; Chairman and Chief Executive Officer as well as a Director of Mercom, Inc. (“Mercom”) from October 1993 to November 1998; Director of MFS/WorldCom from July 1990 to December 1996; Director of WorldCom, Inc. (“WorldCom”) from December 1996 to March 1998; Director of Level 3 Telecom Holdings, Inc., from 1993 to 2002; President and Director of Metropolitan Fiber Systems/McCourt, Inc., from 1988 to 1997; President of Level 3 Telecom Holdings, Inc. from 1992 to 1999.

			1993	2003

David C. Mitchell	61	Former President of Rochester Telephone Corporation’s Telephone Group; former Corporate Executive Vice President and Director of Rochester Telephone Corporation; Director of Lynch Inter Active Corporation; former Director of HSBC Bank, Inc., Rochester Advisory Board; Director of Cable Michigan from September 1997 to November 1998.	1993	2003

Walter Scott, Jr.	71	Chairman of Level 3 Communications since 1979 and Director since 1964; Chairman Emeritus of Peter Kiewit Sons’, Inc. (“PKS”) since 1998; Director of PKS, Berkshire Hathaway, Inc., Burlington Resources, Inc., MidAmerican Energy Holdings, Inc., Valmont Industries, Inc. and RCN. Former Director of WorldCom from December 1996 to July 1997.	1993	2003

Name of Director	Age	Other Directors of the Company in Class II	Director Since	Term Expires In
Frank M. Henry	70	Chairman of Frank Martz Coach Company (“Martz”) since 1995 and President of Martz from 1964 to 1995; President of Goldline, Inc. since 1975; member of the Northeastern Pennsylvania Regional Advisory Board of First Union Corporation. Director of Cable Michigan from September 1997 to November 1998.	1980	2004

Michael J. Mahoney	52

Director, President and Chief Executive Officer of the Company since July 2000; Telecommunications consultant from October 1999 to July 2000; Director of the Company from June 1995 to October 1999; President and Chief Operating Officer of the Company from February 1994 to September 1997; Director, President and Chief Operating Officer of RCN from September 1997 to October 1999; President and Chief Operating Officer of Mercom from February 1994 to September 1997; Director of Mercom from January 1994 to November 1998; Executive Vice President of the Company’s Cable Television Group from June 1991 to February 1994; Executive Vice President of Mercom from December 1991 to February 1994; and Chief Operating Officer of Harron Communications Corporation from April 1983 to December 1990.

			2000	2004

John J. Whyte	62	President of Whyte Worldwide PCE (Professional Corporate Executives) from 1986 to the present. As a member of Whyte Worldwide PCE, in addition to various consulting assignments, Mr. Whyte served as: Executive Vice President, Chief Operating Officer and Chief Information Technology Officer of Safety 1st, Inc.; Executive Vice President, President, and Chief Operating Officer of Risk Management, Inc.; and Executive Vice President and Chief Operating Officer of Infinium Software, Inc. Partner of Stavisky, Shapiro & Whyte CPA’s from 1970 through 1986.	1997	2004

Name of Director	Age	Other Directors of the Company in Class III	Director Since	Term Expires In
James Q. Crowe	53	Chief Executive Officer of Level 3 Communications since August 1997; President of Level 3 Communications from August 1997 to February 2000; Chairman of the Board of Directors of WorldCom from January 1997 until July 1997 following the company’s merger with MFS Communications Company, Inc. (“MFS”) in 1996; Former President, Chief Executive Officer and Chairman of the Board of MFS. Director of Level 3 Communications since 1993. Director of RCN and PKS.	1993	2005

Richard R. Jaros	51	Private Investor since 1998; Former President of Level 3 Communications from 1996 to 1997; Executive Vice President of PKS from 1993 to 1997; Chief Financial Officer of PKS from 1995 to 1997; Chairman of CalEnergy Company, Inc. (“CECI”), now known as MidAmerican Energy Holdings, Inc., from 1993 to 1994; President and Chief Operating Officer of CECI from 1992 to 1993; served in various capacities at PKS between 1980 and 1993. Director of Level 3 Communications, MidAmerican Energy Holdings, Inc. and RCN.	1993	2005

Eugene Roth	67	Senior Partner at Rosenn, Jenkins & Greenwald L.L.P. (attorney since 1964); Director of Pennsylvania Regional Board of Directors of First Union National Bank, RCN and Geisinger Wyoming Valley Medical Center.	1989	2005

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

On April 23, 2003, Michael Adams and Timothy Stoklosa, each a member of the Company’s Board of Directors since 1999, resigned from the Board of Directors. Each of Mr. Adams and Mr. Stoklosa is an officer of RCN. Level 3 owns a significant equity interest in RCN. In light of (i) the fact that the Level 3 had previously sold a significant portion of its interest in the Company, (ii) the possibility that the Company and Level 3 would enter into the Recapitalization Agreement and (iii) the fact that Level 3’s voting interest in the Company will be further reduced if the Recapitalization is completed, the Company and Messrs. Adams and Stoklosa determined that it would be appropriate for Messrs. Adams and Stoklosa to resign from the Board of Directors. After the resignations, the Board of Directors of the Company had ten remaining members.

At a meeting held on April 24, 2003, the Board of Directors set the number of members constituting the entire Board of Directors at ten. This was done in accordance with the Company’s bylaws, which provide that the number of Directors constituting the entire board shall be not less than six nor more than twenty-four and shall be determined from time to time by the Board of Directors. Pennsylvania law and the Company’s bylaws require that each of the three classes of the Board be as nearly equal in number as possible. To maintain the classes as nearly equal in number as possible while making the fewest changes within the classes of the Board, the Board of Directors set the classes as follows:

Class I (expires 2003) - 4 Directors

Class II (expires 2004) - 3 Directors

Class III (expires 2005) - 3 Directors

After the resignations of Messrs. Adams and Stoklosa, Class III then had two members and Class I and Class II each had four members. In order to have the proper number of Directors in each class, at the April 24 meeting of the Board of Directors, Eugene Roth resigned as a Class II Director and was selected by a vote of the Board of Directors to fill the vacancy in Class III. At the April 24 meeting and prior to the selection of Eugene Roth as a Class III Director, the provision in the Company’s bylaws providing that a person selected by the Board of Directors to fill a vacancy on the Board would serve in such position until the next election of Directors was amended, consistent with Pennsylvania law, to provide that any person elected by the Board of Directors to fill a vacancy in a given class will hold office for the remainder of the term of that class.

During 2002, the Board of Directors of the Company held four (4) regular meetings and one (1) special meeting; the Audit Committee met formally seven (7) times; the Compensation/Pension Committee met four (4) times and the Executive Committee met one (1) time.

Directors’ Compensation

Directors of CTE who are employees of the Company, its subsidiaries or RCN did not receive Directors’ fees in 2002. In 2003, Non-employee Directors of the Company, including RCN employees, will receive an annual Directors’ fee of $15,000 which is paid in CTE Common Stock based upon the average fair market value of the CTE Common Stock during the ten (10) trading days prior to the grant date, plus $750 in cash per Board meeting. The Committee Chairmen and other committee members are paid $1,000 and $750 in cash, respectively, for each committee meeting attended. The Chairman of the Audit Committee receives an annual fee of $10,000 in cash, while the other members of the Audit Committee receive an annual fee of $5,000 in cash. These annual fees for the Audit Committee are in addition to their per meeting fees. Pursuant to the 1997 Non-Management Directors’ Stock Compensation Plan, each Non-employee Director receives an annual grant of non-qualified stock options in the amount of 2,000 shares of CTE Common Stock on the date of the Annual Meeting of Shareholders (with a strike price based upon the average fair market value of the CTE Common Stock during the ten (10) trading days prior to such date).

Executive Committee

The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees. The current Executive Committee consists of David C. McCourt, Chairman, James Q. Crowe, Michael J. Mahoney and Walter Scott, Jr.

Compensation/Pension Committee

The principal functions of the Compensation/Pension Committee are detailed in the Compensation/Pension Committee Charter (included as Appendix A to this Proxy Statement) and include making recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company and its subsidiaries and establishing compensation policy. The Compensation/Pension Committee also oversees the Company’s annual bonus system, Equity Incentive Plan and the Executive Stock Purchase Plan. In addition, the Compensation/Pension Committee reviews and evaluates the investment performance of the various pension and retirement plans of the Company and monitors the performance of the administrators, investment managers and trustees of such plans, as well as reviews the actuarial assumptions used in setting the Company’s funding policies for such plans. The current Compensation/Pension Committee consists of the following three (3) Directors who are not employees of the Company: Eugene Roth, Esq., Chairman, Daniel E. Knowles and John J. Whyte.

Compensation Committee Interlocks and Insider Participation

The Company paid approximately $69,000 to Rosenn, Jenkins & Greenwald, L.L.P. for legal services during 2002. Also, the Company received approximately $64,000 in telephone service, long-distance and Internet revenues from Rosenn, Jenkins & Greenwald, L.L.P. during 2002. Mr. Roth, a Director of the Company and a member of the Compensation/Pension Committee and Special Committee, is a Senior Partner at the law firm.

Special Committee

During 2002, the Special Committee (as defined below) met two times with respect to the registration rights agreement and three times with respect to the shelf registration agreement (as described in more detail under “Transactions with Related Parties”) with Level 3 and possible other related transactions involving Level 3, other than the Recapitalization. In connection with their service in 2002, the Chairman of the Special Committee, Eugene Roth, received aggregate fees of $10,000 and the other two members of the Special Committee, Frank M. Henry and Daniel E. Knowles, each received aggregate fees of $5,000. The Special Committee met once in January and twice in April 2003 with respect to the Recapitalization Agreement. At one of these meetings, the Special Committee also approved an amendment to the registration rights agreement as described below. In connection with their service to date in 2003, the Chairman of the Special Committee has received aggregate fees of $10,000 and the other two members have each received aggregate fees of $5,000.

Audit Committee

The principal functions of the Audit Committee are detailed in the Audit Committee Charter (included as Appendix B to this Proxy Statement) and include (i) oversight of the majority of the financial reporting process; (ii) oversight of the internal controls over financial reporting; (iii) as related to financial reporting, oversight of internal auditors’ roles and responsibilities; and (iv) hiring of the independent auditors. The Audit Committee consists of the following three (3) Directors who are not employees of the Company: John J. Whyte, Chairman, Frank M. Henry and David C. Mitchell. Mr. Mitchell was appointed to the Audit Committee effective January 1, 2003. Each member of the Audit Committee is “independent” as such term is defined in Rule 4200 (a) (15) of the NASD listing standards. During 2002, Stuart E. Graham was a member of the Audit Committee until his resignation from the Company’s Board of Directors on December 3, 2002.

Audit Committee Report

The Committee formally met seven (7) times during 2002 as well as having conducted several other informal meetings during the year in order to fulfill its responsibilities as set forth in the Audit Committee Charter. In addition to numerous other activities, the Committee has approved the Company’s audited financial statements for the year ended December 31, 2002 based upon its review of same and discussions with management and the independent accountants. The independent accountants are responsible for expressing an opinion on whether the financial statements present fairly, in all material respects, the Company’s financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the United States of America. Said opinion has been received from the independent accountants without qualification.

The Committee discussed with the independent accountants, the matters requiring discussion by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Committee has received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed the issue of independence with the independent accountants.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Independent accountants’ fees for services rendered during fiscal year 2002 were $260,000 for audit fees and expenses; $49,900 for audits of benefit plans; and $100,600 for assistance with SEC registration statements.

THE AUDIT COMMITTEE

John J. Whyte, Chairman

Frank M. Henry

David C. Mitchell (*)

Dated: March 11, 2003

(*)	Mr. Mitchell was not a member of the Audit Committee during 2002. He was appointed to the Audit Committee effective January 1, 2003. During 2002, Stuart E. Graham was a member of the Audit Committee until his resignation from the Board of Directors on December 3, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Set forth below is certain information regarding the beneficial ownership of CTE Common Stock and CTE Class B Common Stock as of March 24, 2003 held by: (i) each current Director of the Company; (ii) the named executive officers; (iii) persons who are currently Directors or executive officers of the Company as a group; and (iv) each person known to the Company to own beneficially more than 5% of the outstanding shares of CTE Common Stock or CTE Class B Common Stock. Because the shares of CTE Class B Common Stock are convertible at the option of the holder into shares of Common Stock on a one-for-one basis at any time and from time to time, the “Assuming Conversion” columns in the CTE Common Stock table reflect the total shares of CTE Common Stock which would be beneficially owned by such person or group assuming such a conversion. The “Percent of Outstanding Shares” columns represent ownership, not voting interest. Shares of CTE Common Stock have one (1) vote per share and shares of CTE Class B Common Stock have fifteen (15) votes per share. Each Director or named executive officer has investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto. This chart does not reflect the effect of the proposed Recapitalization.

	CTE Common Stock(1)		CTE Class B Common Stock		Assuming Conversion
Name of Beneficial Owner	Number of Shares Beneficially Owned(2)	Percent of Outstanding Shares(2)	Number of Shares Beneficially Owned	Percent of Outstanding Shares	Number of Shares Beneficially Carried(2)	Percent of Outstanding Shares(2)
Donald P. Cawley (3)(7)	97,075	*	—	—	97,075	*
James Q. Crowe (4)(15)	23,629	*	—	—	23,629	*
James DePolo (5)	171,227	*	—	—	171,227	*
Raymond J. Dobe, Jr. (6)	33,016	*	—	—	33,016	*
Frank M. Henry (4)	47,910	*	15,398	*	63,308	*
Richard R. Jaros (4)(15)	11,886	*	—	—	11,886	*
Daniel E. Knowles (8)	12,484	*	—	—	12,484	*
Michael J. Mahoney (7)(11)	198,036	*	—	—	198,036	*
David C. McCourt (7)(15)	15,551	*	—	—	15,551	*
David C. Mitchell (4)	13,645	*	—	—	13,645	*
Eugene Roth (10)	1,049	*	3,999	*	5,048	*
James Samaha (11)	29,759	*	—	—	29,759	*
Walter Scott, Jr. (4)(15)	117,062	*	—	—	117,062	*
John J. Whyte (4)	11,680	*	—	—	11,680	*
Directors and Executive Officers as a group (14 persons)	784,009	4%	19,397	1%	803,406	3%
Eldorado Equity Holdings, Inc. (12)	—	—	1,017,061	50%	1,017,061	4%
Mario J. Gabelli Group (13)	1,414,136	7%	371,630	18%	1,785,766	8%
Liberty Wanger Asset Management, L.P. (14)	1,654,000	8%	—	—	1,654,000	7%

(*)	Less than one percent of the outstanding shares of the class.
(1)	The CTE Class B Common Stock is convertible, at the option of the holder, into shares of CTE Common Stock on a one-for-one basis at any time and from time to time. The CTE Common Stock column has been prepared assuming that no shares of CTE Class B Common Stock are converted into CTE Common Stock.
(2)	Includes vested matching share units and participants’ contributions under the CTE Executive Stock Purchase Plan (further described below) at March 24, 2003.
(3)	Includes options to purchase 51,005 shares of CTE Common Stock exercisable within 60 days after March 24, 2003.
(4)	Includes options to purchase 10,000 shares of CTE Common Stock exercisable within 60 days after March 24, 2003.
(5)	Includes options to purchase 122,000 shares of CTE Common Stock exercisable within 60 days after March 24, 2003.
(6)	Includes options to purchase 12,400 shares of CTE Common Stock exercisable within 60 days after March 24, 2003.
(7)

Under the CTE Executive Stock Purchase Plan (“ESPP”), participants who defer current compensation are credited with “Share Units” with a value equal to the amount of the deferred pretax compensation. The value of a Share Unit is based on the value of a share of CTE Common Stock. The Company also credits each participant’s matching account under the ESPP with 100 percent of the number of Share Units credited based on the participant’s elective contributions. Share Units credited to participants’ elective contribution accounts are fully and immediately vested. Share Units credited to participants’ matching accounts generally vest on the third anniversary of the date they are credited, subject to continued employment. Share Units credited to a participant’s matching account become fully vested on a change in control of the Company, or on the participant’s death or disability while actively employed. The Company has established a grantor trust to hold CTE Common Stock corresponding to the number of Share Units credited to participants’ accounts in the ESPP. Participants do not have the right to vote Share Units, provided that the Company may, but is not required to, make arrangements for participants to direct the trustee of the grantor trust as to how to vote the Share Units. The table below shows with respect to each named participant, Share Units relating to the CTE Common Stock acquired by each such participant in lieu of current compensation and the vested Share Units credited to the ESPP account of each such participant as of March 24, 2003, including matching Share Units scheduled to vest within 60 days thereafter:

Name	Total Shares Acquired and Vested Restricted Matching Shares
Michael J. Mahoney	14,468
Donald P. Cawley	8,179
Raymond J. Dobe, Jr.	4,462
James Samaha	5,882

Additionally, David C. McCourt is the beneficial owner of 15,551 shares of CTE Common Stock and Mr. Mahoney is the beneficial owner of 9,068 shares of CTE Common Stock through RCN’s Executive Stock Purchase Plan. On March 31, 2003 Mr. Mahoney transferred these 9,068 shares of CTE Common Stock to the CTE ESPP from the RCN plan.

(8)	Includes options to purchase 8,000 shares of CTE Common Stock exercisable within 60 days after March 24, 2003.
(9)	Includes options to purchase 152,000 shares of CTE Common Stock exercisable within 60 days after March 24, 2003.
(10)	Share ownership also includes Mr. Roth’s proportionate interest of shares and vested options owned by the firm of Rosenn, Jenkins & Greenwald, L.L.P. Mr. Roth is a Senior Partner of the firm.
(11)	Includes options to purchase 10,400 shares of CTE Common Stock exercisable within 60 days after March 24, 2003.
(12)	Eldorado is a subsidiary of Level 3 Delaware Holdings, Inc., which is a subsidiary of Level 3 Telecom Holdings, Inc. (“Level 3 Telecom”). Level 3 Communications indirectly holds all of the capital stock of Level 3 Telecom and all of the preferred stock of Level 3 Telecom. During 2002, the Company entered into a registration rights agreement and a shelf registration agreement with Level 3 Communications for the potential sale by Level 3 Communications of shares of the Company’s common stock and class B common stock. Level 3 Communications completed the sale of all of its common stock in two separate underwritten offerings in April and December of 2002. Level 3 Communications and Eldorado are parties with the Company to the Recapitalization Agreement as described in greater detail under “ Proposal 3: The Charter Amendment”. The address of Level 3 Communications and Level 3 Telecom is 1025 Eldorado Blvd., Broomfield, Colorado 80021. The address of Level 3 Delaware Holdings and Eldorado is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801.
(13)	Based on Amendment No. 4 to Schedule 13D filed with the Securities and Exchange Commission on April 25, 2003, on behalf of certain entities affiliated with the Mario J. Gabelli Group. The address of each affiliate is One Corporate Center, Rye, New York 10580-1434.
(14)	Based on estimates obtained from Thompson Financial Group reported as of March 31, 2003, for Liberty Wanger Asset Management L.P. (“WAM”) along with Liberty Acorn Fund, Liberty VIT-U.S. Small Cap Fund, Liberty Acorn USA Fund and Wanger U.S. Small Cap Fund. The address of WAM is 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606.
(15)	Does not include CTE Class B Common Stock beneficially owned by Eldorado. As an officer, Director or shareholder of Level 3 Communications, Level 3 Telecom, Level 3 Delaware Holdings, or Eldorado, this person may be deemed to beneficially own all of the shares of CTE Class B Common Stock beneficially owned by Eldorado.

COMPENSATION INFORMATION

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ending December 31, 2002, 2001 and 2000, the cash compensation, as well as certain other compensation, paid or accrued to the Chief Executive Officer and the top four (4) other most highly compensated executive officers of the Company (the named executive officers).

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)			Long Term Compensation
					Awards		Payouts
Name and Position	Year	Compen- sation/ Salary($)	Bonus ($)	Other Annual Comp. ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($) (3)
Michael J. Mahoney	2002	388,462	625,000	—	187,489	—	—	690
President and	2001	294,231	600,000	—	188,942	200,000	—	719
Chief Executive Officer	2000	101,923	400,000	—	94,871	—	—	230

James DePolo (4)	2002	283,503	450,000	—	—	—	—	—
Executive Vice President	2001	264,000	528,000	—	—	60,000	—	—
and Chief Operating Officer	2000	260,000	300,000	—	1,655,938	70,000	—	—

Donald P. Cawley	2002	187,692	200,000	—	79,167	—	—	6,614
Senior Vice President and	2001	167,692	204,000	—	75,134	50,000	—	3,436
Chief Accounting Officer	2000	142,404	125,000	—	1,010,959	10,000	—	5,257

Raymond J. Dobe, Jr.	2002	168,846	111,916	—	56,152	12,000	—	5,140
Senior Vice President	2001	158,846	112,000	—	54,169	10,000	—	4,965
and General Manager	2000	140,288	60,000	—	749,746	10,000	—	5,545
of CTSI, LLC

James Samaha	2002	154,423	109,599	—	57,343	12,000	—	4,214
Senior Vice President	2001	148,846	105,000	—	72,182	10,000	—	2,862
and General Manager of	2000	128,654	50,000	—	518,328	10,000	—	4,726
Commonwealth Telephone Company

(1)	Includes the amount of deferred compensation contributed by the named executive officers to purchase share units pursuant to the ESPP. Refer to Footnote (2) below.

(2)	Represents the market value on the date of grant of matching share units acquired in lieu of cash compensation pursuant to the ESPP and the market value of restricted stock acquired in lieu of cash compensation at the date of the grant of the restricted stock pursuant to the CTE Equity Incentive Plan. See Footnote (7) under “Security Ownership of Certain Beneficial Owners and Management.”

As of December 31, 2002, the aggregate holdings and the value of share units for CTE Common Stock were:

Name	Share Units (#)	Aggregate Value ($)
Michael J. Mahoney	18,050	646,912
Donald P. Cawley	9,670	346,584
Raymond J. Dobe, Jr.	6,866	246,083
James Samaha	6,943	248,828

Vesting of Share Units in the ESPP is accelerated upon a change in control of the Company. Dividends, if any, are paid on restricted Share Units. Subject to continued employment, restricted Share Units credited to participants’ accounts vest in three (3) calendar years following the date on which the Share Units were initially credited to the participant’s account.

The Restricted Stock Awards column also includes the market value on the date of grant of a restricted stock award of 35,000 shares, market value $1,655,938 to Mr. DePolo; 20,000 shares, market value $946,250 to Mr. Cawley; 15,000 shares, market value $709,687 to Mr. Dobe; and 10,000 shares, market value $473,125 to Mr. Samaha.

The aggregate holdings and the value of the restricted stock as of December 31, 2002 were: Mr. DePolo, 17,500 shares, aggregate value $627,200; Mr. Cawley, 10,000 shares, aggregate value $358,400; Mr. Dobe, 7,500 shares, aggregate value $268,800; and Mr. Samaha, 5,000 shares, aggregate value $179,200.

(3)	Includes the following amounts for the last fiscal year:

(i)	Michael J. Mahoney: $690 — Company paid life insurance;

(ii)	Donald P. Cawley: $300 — Company paid life insurance; $6,314 — 401(k) Company match;

(iii)	Raymond J. Dobe, Jr.: $1,290 — Company paid life insurance; $3,850 — 401(k) Company match;

(iv)	James Samaha: $270 — Company paid life insurance; $3,944 — 401(k) Company match.

(4)	During 2002 and through March 2003, Mr. DePolo acted as an independent consultant for the Company. As of April 1, 2003, Mr. DePolo became a full-time employee of CTE. For a description of this agreement, see “Employment Agreements”.

CTE Options/SAR Grants in Fiscal Year 2002

	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Emp. In Fiscal Yr. 2002	Exercise Or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%($)	10%($)
Michael J. Mahoney	—	—	—	—	—	—
James DePolo	—	—	—	—	—	—
Donald P. Cawley	—	—	—	—	—	—
Raymond J. Dobe, Jr.	12,000	4.78	38.79	3/05/12	292,738	741,855
James Samaha	12,000	4.78	38.79	3/05/12	292,738	741,855

Fiscal Year-End Option Values (1)

	Number of Securities Underlying Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002 (2)
Name	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Michael J. Mahoney	112,000	268,000	71,100	284,400
James DePolo	96,000	104,000	649,370	242,330
Donald P. Cawley	36,005	49,000	405,642	104,745
Raymond J. Dobe, Jr.	6,000	31,000	3,555	70,295
James Samaha	6,000	31,000	3,555	58,420

(1)	All options become fully vested on a change of control of the Company.
(2)	The fair market value of CTE Common Stock at the close of trading on December 31, 2002 was $35.84 per share.

Pension Benefits

The following table shows the estimated annual benefits payable under the Company’s pension plan upon retirement for the named executive officers based upon the compensation and years of service classifications indicated:

	Years of Service
Average Compensation	5	10	15	20	25
$100,000	$5,689	$11,378	$17,066	$22,755	$28,444
$125,000	$7,376	$14,753	$22,129	$29,505	$36,881
$150,000	$9,064	$18,128	$27,191	$36,255	$45,319
$175,000	$10,751	$21,503	$32,254	$43,005	$53,756
$200,000	$12,439	$24,878	$37,316	$49,755	$62,194

Pensions are computed on a single straight life annuity basis and are not reduced for social security or other offset amounts. Participants receive a pension based upon average compensation multiplied by the number of years of service. Average compensation is computed on the basis of the average of the employee’s highest five (5) consecutive annual base salaries in the ten (10) years immediately preceding retirement. The compensation covered by this plan is generally based upon the compensation disclosed as salary in the “Summary Compensation Table”.

Employment Agreements

During 2002 and through March 2003, Mr. DePolo acted as an independent consultant for the Company pursuant to an agreement with the Company. Under the terms of this agreement, Mr. DePolo received a fee of $24,167 per month as well as other consideration in exchange for acting as the Chief Operating Officer (“COO”) of the Company. The agreement was terminable by either party without penalty on sixty days’ written notice. Under the agreement, Mr. DePolo undertook to, inter alia: i) indemnify the Company for harm resulting from his actions; ii) protect the Company’s proprietary information; iii) maintain adequate insurance; and iv) refrain from soliciting the Company’s employees for a two-year period following termination of the agreement. Under the agreement, the Company agreed to indemnify and hold Mr. DePolo harmless in the performance of his duties as COO as well as to provide coverage for Mr. DePolo under its Directors and Officers insurance policy. As of April 1, 2003, Mr. DePolo became a full-time employee of CTE and his consulting agreement was terminated.

COMPENSATION/PENSION COMMITTEE REPORT

The Compensation/Pension Committee of the Board of Directors (the “Committee”) consists of three independent Non-employee Directors and is responsible for all compensation decisions for the Company’s executive officers, including the Chief Executive Officer. The Committee met four (4) times during 2002 in order to fulfill its duties and responsibilities as set forth in the Committee Charter (which is included as Appendix A to this Proxy Statement).

Compensation Philosophy

The Company’s compensation philosophy for all executive officers, including the Chief Executive Officer, is to provide performance-based cash and equity-based compensation programs that recognize those executives whose efforts enable the Company to achieve its business objectives and enhance shareholder value.

The principles of the Company’s compensation philosophy are as follows:

Competitive Positioning:    The Company’s objective is to provide competitive total direct compensation opportunities, consisting of competitive base salaries, competitive to somewhat more than competitive annual incentive compensation opportunities, and competitive longer-term, equity-based incentive opportunities. For our purposes, the Committee defines “competitive” as a narrow range around the market median, on a size-adjusted basis, where the range is employed to recognize differences in performance, roles and responsibilities as well as taking into account the Company’s financial performance as compared to the Peer Group (as defined below).

Competitive Comparisons:    The desired level of base salary, annual incentives, longer-term equity incentives and total direct compensation are compared to executives with comparable responsibilities in similar firms (the “Peer Group” firms) and data from telecommunications industry survey sources for firms of comparable size. Peer Group firms are selected on the basis of similarity of service, market, revenue, and market capitalization. Peer Group firms are reviewed annually for continued relevance. Many, but not all, of the Peer Group firms are represented in the indices employed in the Company’s peer performance graph presented in this proxy statement. The Committee regularly works with an outside consultant to reassess Peer Group firms and to establish appropriate base salary, annual incentive, and longer-term equity incentive guidelines for each executive officer, including the Chief Executive Officer, considering the results of competitive analysis and the Committee’s desired competitive positioning.

Performance Orientation:    The Company’s annual incentive program provides each executive officer, including the Chief Executive Officer, with an opportunity to earn awards based on the achievement of predetermined corporate and business unit financial and operational objectives. Annually, the Committee reviews and approves the Company’s objectives as well as the objectives for each executive officer, including the Chief Executive Officer, weights each objective based on its relative importance, and establishes certain relationships between performance achievement and rewards. At the close of each year, the Committee reviews the Company’s performance with respect to these objectives and makes an appropriate award using a scorecard approach. While awards under the annual incentive plan are typically derived directly from the formulas relating to performance and reward, the Committee reserves the right to make appropriate adjustments.

Alignment with Shareholder Value:    The Committee believes that the best way to align executive interests with shareholder value is through regular, though not necessarily annual, grants of equity-based compensation such as restricted stock and stock options. Grants of equity incentives to executive officers, including the Chief Executive Officer, consider the performance of the Company, the guidelines developed through competitive analysis, the officers’ roles and responsibilities, the performance of the individual and the degree to which they are encouraged to continue employment through prior grants. To further align the interests of the Company’s executives with that of shareholders, the Company encourages executives to acquire and maintain an equity stake in the Company. To assist executives in accumulating this equity position on a pre-tax basis, the Company implemented the Executive Stock Purchase Plan pursuant to which an executive may purchase Company stock through deferral of earned and otherwise payable compensation, which is matched by the Company.

All decisions regarding compensation for the executive officers, including the Chief Executive Officer, are made by the Committee with respect to these principles.

Decision-Making Process

For the executive officers of the Company other than the Chief Executive Officer, the Chief Executive Officer makes recommendations (for the Committee’s consideration) regarding base salary, annual incentive opportunities and awards, and longer-term incentives consistent with the compensation guidelines and the compensation philosophy of the Company. The Committee, in its sole discretion, has the right to approve or amend these recommendations, as well as to establish the base salary, annual incentives, and longer-term incentives for the Chief Executive Officer. In making specific decisions about all pay elements, the Committee considers the philosophy and guidelines described here, as well as the individual performance evaluations for the executive officers made by the Chief Executive Officer, their roles in the organization and their responsibilities relative to the responsibilities of other executive officers within the Company.

Executive Officer Compensation

The base salaries paid to executive officers in 2002, including to the Chief Executive Officer, were determined in accordance with the philosophy and process outlined above. The Committee believes that base salaries for the executive officers, including the Chief Executive Officer, are competitive for comparable positions in similar firms.

The annual incentive awards paid to executive officers, including the Chief Executive Officer, in early 2003 for 2002 (and shown in the Summary Compensation Table) were determined using a scorecard approach in accordance with the philosophy and process outlined above. The plan was designed to provide a strong link between the financial success of the Company and individual performance and rewards. These awards reflect the exceptional performance of the Company and the executive officers with respect to predetermined financial and non-financial objectives during 2002.

Restricted stock grants in early 2003 for 2002 to executive officers, including the Chief Executive Officer, were made in accordance with the philosophy and process outlined above. This reflects a change in philosophy from previous years when stock options were granted to Management as long-term compensation. In determining its restricted stock grants to the Chief Executive Officer and certain other executive officers, the Committee carefully considered their prior equity incentive grants and determined that the grants made were appropriate to further align these executives with shareholder interests and to retain these executives over time.

Chief Executive Officer Compensation

For fiscal year 2002, Mr. Mahoney received a salary of $400,000 and a bonus of $625,000. Mr. Mahoney’s short-term incentive award was determined using the scorecard approach as well as additional considerations relative to certain non-financial achievements during 2002. The payment reflects the exceptional performance of the Company and Mr. Mahoney with respect to predetermined financial and non-financial objectives during 2002.

Chairman of the Board of Directors Compensation

Mr. McCourt, the Chairman of the Company, was not compensated by the Company in 2002, but was compensated by RCN or one of its affiliates. Mr. McCourt’s services were provided to the Company under the terms of a Management Services Agreement with RCN as described in Transactions with Related Parties section of the Proxy Statement. Said Management Services Agreement is no longer in effect.

Compliance with Internal Revenue Code Section 162(m)

The Company’s incentive based compensation plans are designed to be consistent with the performance-based requirements of Internal Revenue Code Section 162(m). The 2002 Bonus Plan was put in place toward that end. The Committee has determined that it is in the Company’s interest to maintain plans that provide the Committee with a degree of flexibility and, therefore, all awards made through our incentive plans, from time to time, may not be fully deductible.

COMPENSATION/PENSION COMMITTEE

Eugene Roth, Esq., Chairman

Daniel E. Knowles

John J. Whyte

Dated: March 25, 2003

Performance Graph

The following performance graph compares the performance of CTE Common Stock and CTE Class B Common Stock to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Telecommunications Index. The graph assumes that the value of the investment in CTE Common Stock, CTE Class B Common Stock and each index was $100 at December 31, 1997. It also assumes the reinvestment of dividends, if applicable.

Comparison of Five-Year Cumulative Total Return

Among Commonwealth Telephone Enterprises, Inc.,

The NASDAQ Stock Market (U.S.) Index and The NASDAQ Telecommunications Index

TRANSACTIONS WITH RELATED PARTIES

The Company had an agreement with RCN Long Distance whereby Commonwealth Long Distance Company (“CLD”) and CTSI, LLC (“CTSI”) purchased long-distance services from RCN Long Distance for resale to customers of CLD and CTSI. In 2002, CLD and CTSI incurred approximately $4,200,000 of expenses associated with this long-distance resale agreement and related customer service expenses. This Agreement expired in September 2002 and is no longer in effect. In addition the Company paid RCN Long Distance $82,000 in 2002 for network costs.

During 2002, RCN provided certain management services to the Company pursuant to a Management Services Agreement between the parties. In 2002, these services included the Office of the Chairman. The amount paid by CTE for such services in 2002 was $1,200,000. This relationship was not the result of an arms-length negotiation between unrelated parties. This contract was terminated in 2002 and these services are no longer being provided to the Company by RCN.

In 2002, the Company purchased certain properties from RCN, a portion of which was formerly leased from RCN. The purchase price was approximately $2,000,000 and the agreement was the result of an arms-length negotiated transaction.

Commonwealth Telephone Company (“CT”) and CTSI received approximately $1,100,000 during 2002 in access charges from RCN Long Distance as a result of RCN originating and terminating traffic on the Company’s networks. In addition, CT and CTSI received approximately $1,000,000 in 2002 in local service, telephone access, toll and enhanced service revenue from related parties, primarily RCN companies.

In September 1997, the Company entered into a Tax Sharing Agreement with RCN Corporation and Cable Michigan, Inc. The agreement governs contingent tax liabilities and benefits, tax contests and other tax matters arising on or before the distribution date as that term is defined in the Tax Sharing Agreement. Under the Tax Sharing Agreement, adjustments (as defined in the Tax Sharing Agreement) to taxes that are clearly attributable to Cable Michigan, Inc., RCN or the Company will be allocated solely to that company. Adjustments to all other tax liabilities will generally be allocated 50% to the Company, 20% to Cable Michigan, Inc. and 30% to RCN.

The Company paid approximately $69,000 in 2002 to Rosenn, Jenkins & Greenwald, L.L.P. for legal services. Also, the Company received approximately $64,000 in 2002 in telephone service, long-distance and Internet revenues from Rosenn, Jenkins & Greenwald, L.L.P. Mr. Roth, a Director of the Company, is a Senior Partner at the law firm.

The Company paid approximately $62,000 in 2002 to Hanify and King for legal services. Terence McCourt, Esq., a partner in the law firm, is a brother of Mr. McCourt, Director and Chairman of the Company.

The Company, primarily through its subsidiary CTSI, recorded approximately $62,000 of telecommunications services revenue from Martz Trailways in 2002. Mr. Henry, a Director of the Company, is Chairman of Martz Trailways.

In 2002, the Company recorded approximately $493,000 in telecommunications services revenues from the Geisinger Health System and its subsidiaries. Mr. Roth, a Director of the Company, is a Director of Geisinger Wyoming Valley Medical Center.

The Company had a telecommunications consulting agreement with Mr. Mitchell, a Director of the Company, through December 2002. Consulting fees, including expenses, paid to Mr. Mitchell in 2002 were approximately $31,000.

In 1999, the Company entered into a $240.0 million revolving credit facility with First Union Securities. In addition, First Union has acted as intermediary for the Company in $85.0 million of interest rate swaps. Mr. Henry, a Director of the Company, is a member of the NEPA Regional Advisory Board of First Union

Corporation. Mr. Roth, a Director of the Company, is a Director of the Pennsylvania Regional Board of Directors of First Union National Bank.

CTE, through its subsidiary epix® Internet Services, Inc., paid approximately $348,000 to Level 3 Communications in 2002 for integrated communications services including transport services, collocation and gateway services and Softswitch services.

In October 1998, the Company entered into a registration rights agreement with Walter Scott, Jr., James Q. Crowe and David C. McCourt, each of whom is an officer and/or Director of Level 3 Communications as well as a Director of the Company. Pursuant to such agreement, a majority of these shareholders may make up to two requests that the Company file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to certain shares of the CTE Common Stock they beneficially own, if: (i) the shares of CTE Common Stock sought to be registered have a fair market value (as defined in the agreement) in excess of $1.0 million; and (ii) a demand for registration has not been made within 180 days prior to such demand. This agreement also provides for unlimited “piggyback” registration rights whereby if the Company proposes to file certain types of registration statements relating to an offering of any of the CTE Combined Common Equity under the Securities Act, for the Company or the Company’s other shareholders, the Company must provide prompt notice to each of these shareholders and include in such registration certain shares of the Company’s stock held by each shareholder that each shareholder requests to be included. In the registration rights agreement, the Company agreed to indemnify these shareholders and any underwriters for any material misstatements or omissions contained in any registration statement or prospectus related to the registrable securities except for any material misstatements or omissions that arise from information furnished to the Company by any of the shareholders or underwriters. These shareholders have agreed to indemnify the Company for any material misstatements or omissions that arise from information supplied by them. The Company has agreed to pay the following expenses (the “Company Expenses”) incurred in connection with a registration pursuant to this agreement: (i) registration and filing fees with the SEC and NASD; (ii) fees and expenses of compliance with securities or blue sky laws; (iii) printing expenses; (iv) fees and expenses incurred in connection with the listing or quotation of the registrable securities; (v) fees and expenses of counsel to the Company and of the independent certified public accountants for the Company; (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration; and (vii) the reasonable fees and expenses of one counsel not in excess of $25,000. These shareholders have agreed to pay any underwriting fees, discounts or commissions attributable to the sale of the securities and any out-of-pocket expenses of these shareholders.

The Company is a party to a registration rights agreement with Level 3 dated as of February 7, 2002 and amended on April 23, 2003 (as amended, the “Level 3 Registration Rights Agreement”) which permitted Level 3 to make up to three demands for the Company to register Level 3’s shares of CTE Combined Common Equity. Level 3 exercised one of these demands in February 2002 (the “February 2002 Level 3 Demand”). Each of its two remaining demands may not be made within 150 days of the effective date of a prior demand, and must be for not less than (x) 1,500,000 shares of CTE Combined Common Equity, (y) CTE Combined Common Equity representing the right to cast at least 6,500,000 votes at a meeting of the Company’s shareholders or (z) all of Level 3’s remaining shares of CTE Combined Common Equity. Alternatively, Level 3 could use its remaining demand rights to request that the Company file a shelf registration statement for all of its remaining shares of CTE Combined Common Equity.

Pursuant to the February 2002 Level 3 Demand, Level 3 completed the sale of 4,898,000 shares of CTE Common Stock in an underwritten offering on April 2, 2002 (the “April 2002 Level 3 Sale”). Level 3 paid $500,000 of the Company Expenses incurred in connection with this transaction as well as the underwriting discounts and commissions, and the Company paid the remaining Company Expenses.

Pursuant to the Level 3 Registration Rights Agreement, Level 3 also has unlimited “piggyback” registration rights whereby if the Company proposes to file certain types of registration statements, either for itself or the

Company’s other shareholders, the Company must provide prompt notice to Level 3 and register certain of Level 3’s shares if Level 3 so chooses. The Company has agreed to pay all of the Company Expenses, and Level 3 has agreed to pay any underwriting fees, discounts or commissions, incurred in connection with any “piggyback” registration.

The Company is also a party to a shelf registration agreement dated November 12, 2002 with Level 3 (the “Level 3 Shelf Registration Agreement”) which superseded the Level 3 Registration Rights Agreement with respect to (i) sales of certain shares of CTE Common Stock held by Level 3 at that time (but not with respect to CTE Class B Common Stock held by Level 3 or any CTE Common Stock or other securities into which such shares of CTE Class B Common Stock are converted or exchanged) and (ii) the allocation of expenses between the Company and Level 3 for sales by Level 3 of shares of CTE Combined Common Equity whether pursuant to the Level 3 Shelf Registration Agreement or the Level 3 Registration Rights Agreement.

Pursuant to the Level 3 Shelf Registration Agreement, the Company filed a shelf registration statement covering the remaining 4,741,326 Shares of CTE Common Stock that Level 3 continued to own following the April 2002 Level 3 Sale. On December 18, 2002, Level 3 completed the sale of all of these shares in an underwritten offering. The Company paid all of the expenses in connection with the filing of the shelf registration statement and paid 50% of the Company Expenses incurred in connection with this transaction. Level 3 paid the remaining Company Expenses as well as the underwriting discounts and commissions.

Although Level 3 has two demands remaining under the Level 3 Registration Rights Agreement, the Company is required only to pay 50% (and any excess over $500,000) of the Company Expenses (as defined below) incurred in connection with one of these demands. Under the Level 3 Registration Rights Agreement and the Level 3 Shelf Registration Agreement, the Company has agreed to indemnify Level 3 and any underwriters for any material misstatements or omissions contained in any registrations made thereunder, except for any material misstatements or omissions that arise from information furnished to the Company by Level 3 or the underwriters, and Level 3 has agreed to indemnify the Company for any material misstatements or omissions that arise from certain information Level 3 supplied to the Company for use in registration statements filed pursuant the terms of such agreements (subject to a specified limit).

On April 24, 2003, the Company entered into the Recapitalization Agreement with Level 3 as described in more detail under “Proposal 3: The Charter Amendment”.

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003.

If the shareholders do not ratify this appointment, the Audit Committee will consider other independent accountants. Notwithstanding the shareholders’ ratification of the selection of the independent accountants, the Audit Committee reserves the right to select other independent accountants at its discretion.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2003, requires the affirmative vote of a majority of the votes cast by holders of CTE Common Stock and CTE Class B Common Stock voting together as a single class.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

PROPOSAL 3

THE CHARTER AMENDMENT

GENERAL

On April 24, 2003, the Company entered into the Recapitalization Agreement with Level 3 Communications and Eldorado. Level 3 is the Company’s largest shareholder in terms of voting power. Under the terms of the Recapitalization Agreement, the Company agreed, subject to the satisfaction or waiver of certain conditions, including receipt of the required shareholder approval, to amend the Company’s existing Articles of Incorporation (the “Existing Articles”) to (i) reclassify and convert each outstanding share of CTE Class B Common Stock into 1.09 shares (the “Exchange Ratio”) of CTE Common Stock (as defined previously, the “Recapitalization”) and (ii) eliminate from the Existing Articles, immediately following the Recapitalization, the Class B Common Stock, and all provisions related thereto, and certain miscellaneous inoperative provisions such as provisions providing for the 1997 reverse stock split and the initial issuance of the CTE Class B Common Stock in 1986 (as previously defined, the “Restatement Amendment”, and collectively with the Recapitalization, the “Charter Amendment”).

Shareholder approval of the Charter Amendment requires the affirmative vote of:

•	a majority of the votes cast by the holders of CTE Common Stock, voting separately as a class;

•	a majority of the votes entitled to be cast by the holders of CTE Class B Common Stock, voting separately as a class; and

•	a majority of the votes entitled to be cast by the holders of CTE Common Stock and CTE Class B Common Stock voting together without regard to class (together with the votes in the previous two bullet points, the “Required Vote”).

The votes under the second and third bullet points above are required under the Existing Articles. The vote under the first bullet point above is an additional condition to the effectiveness of the Charter Amendment that was agreed to in the Recapitalization Agreement. This condition was added in order to provide an independent opportunity for the holders of CTE Common Stock to determine whether the Charter Amendment should be implemented. In the Recapitalization Agreement, Level 3 has agreed to vote in favor of the Charter Amendment proposal (Proposal 3). Level 3 owns 1,017,061 shares of CTE Class B Common Stock, which shares are entitled to cast approximately 50.2% of the votes entitled to be cast by the holders of CTE Class B Common Stock voting as a separate class and approximately 29.3% of the votes entitled to be cast by the holders of CTE Common Stock and CTE Class B Common Stock voting together without regard to class. Consequently, approval of the Charter Amendment proposal by the holders of CTE Class B Common Stock voting as a separate class is assured.

The Charter Amendment will not become effective unless the conditions set forth in the Recapitalization Agreement are satisfied or, to the extent permitted by applicable law, waived. These conditions are: (i) shareholder approval of the Charter Amendment by the Required Vote; (ii) the absence of any law or injunction preventing the Charter Amendment; (iii) approval for listing on the Nasdaq Stock Market of the CTE Common Stock to be issued in the Recapitalization (the “Issued Shares”); (iv) that all actions by or in respect of, or filings with, the Federal Communications Commission and the Pennsylvania Public Utility Commission required to permit the consummation of the Charter Amendment shall have been taken, made or obtained; (v) that there shall be no legal proceedings pending against the Company, Level 3 or its Board of Directors or officers challenging, or seeking the recovery of damages in connection with the Recapitalization which has a reasonable likelihood of success on the merits, and if successful, would materially adversely affect the Charter Amendment; (vi) that all representations and warranties made by the Company and Level 3 shall be true in all material respects as of the date of the Recapitalization Agreement and at the effective time of the Charter Amendment; and (vii) that there shall not have occurred any Material Adverse Effect (as defined therein) on the Company.

If the shareholders approve the Charter Amendment proposal and all of the other conditions to the effectiveness of the Charter Amendment are satisfied or, to the extent permitted by applicable law, waived, the

Board of Directors presently intends to effect the Charter Amendment by filing two articles of amendment with the Department of State of the Commonwealth of Pennsylvania. The first articles of amendment will provide for an amendment to the Company’s Existing Articles to effect the Recapitalization in the form attached hereto as Appendix E and incorporated by reference into this Proxy Statement, and will be effective at the close of business on the day this articles of amendment is accepted for filing by the Department of State. Concurrently with the filing of the first articles of amendment with the Department of State, the Company will file a second articles of amendment with the Department of State which will set forth the amended and restated Articles of Incorporation (the “Amended and Restated Articles”) in the form attached hereto as Appendix F and incorporated by reference into this Proxy Statement, to eliminate the CTE Class B Common Stock, and all provisions related thereto, and delete certain miscellaneous provisions, as described in more detail under “Description of the CTE Common Stock and the CTE Class B Common Stock.” The second articles of amendment will become effective immediately after the first articles of amendment becomes effective.

The Company and Level 3 have reserved the right to terminate the Recapitalization Agreement and to abandon the Charter Amendment without further action by the Company’s shareholders at any time before the filing of the articles of amendment with the Department of State of the Commonwealth of Pennsylvania, notwithstanding approval thereof by the shareholders. Following the effectiveness of the Charter Amendment, the CTE Common Stock will continue to trade on the Nasdaq Stock Market under the symbol CTCO.

The Special Committee (as defined below) unanimously determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of CTE Common Stock and fair to and in the best interests of the holders of CTE Class B Common Stock (excluding, in each case, Level 3, as to which no determination of fairness was made) and recommended that the Board of Directors approve the Recapitalization Agreement, the Recapitalization and the Charter Amendment. The Board of Directors, taking into account the findings and recommendation of the Special Committee, determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of CTE Common Stock and fair to and in the best interests of the holders of CTE Class B Common Stock (excluding, in each case, Level 3, as to which no determination of fairness was made), approved the Recapitalization Agreement, the Recapitalization and the Charter Amendment and recommends that shareholders vote FOR approval of the Charter Amendment proposal.

EFFECT OF THE RECAPITALIZATION ON RELATIVE VOTING POWER AND ECONOMIC INTEREST

If the Recapitalization is approved and implemented, the relative voting power of the Company’s shareholders will change, as will the relative voting power of Level 3. The 2,025,381 shares of CTE Class B Common Stock outstanding as of the record date of this Proxy Statement will be converted into approximately 2,207,665 shares of CTE Common Stock.

The following tables illustrates the principal effects of the Charter Amendment on the holders of CTE Common Stock and on the holders of CTE Class B Common Stock by comparing their relative position immediately prior to the Charter Amendment and immediately after the Charter Amendment.

	Holders of CTE Class B Common Stock prior to the Charter Amendment	Holders of CTE Common Stock prior to the Charter Amendment
Prior to the Charter Amendment
Shares held	2,025,381 shares of CTE Class B Common Stock	21,634,034 shares of CTE Common Stock

Percentage of Voting Power	58.4%	41.6%

Percentage of CTE Combined Common Equity	8.6%	91.4%

After the Charter Amendment
Shares held	2,207,665 shares of CTE Common Stock	21,634,034 shares of CTE Common Stock

Percentage of Voting Power	9.3%	90.7%

Percentage of CTE Combined Common Equity	9.3%	90.7%

Level 3 currently owns 1,017,061 shares of CTE Class B Common Stock, or approximately 50.2% of the outstanding CTE Class B Common Stock, and owns no shares of CTE Common Stock. Level 3’s shares of CTE Class B Common Stock represent 4.3% of the economic interest of the Company and 29.3% of the total voting power of the Company. If the Charter Amendment is implemented, Level 3 will own 1,108,596 shares of CTE Common Stock, or approximately 4.6% of the economic interest and voting power of the Company.

All amounts in this section are based on the number of shares of CTE Class B Common Stock and CTE Common Stock outstanding on the record date of the Proxy Statement, March 24, 2003.

BACKGROUND OF THE CHARTER AMENDMENT

Level 3 previously has stated publicly that it would consider monetizing certain of its non-core assets, including its holdings in public companies such as CTE. From time to time, since August 2001, CTE and Level 3 have had discussions regarding various possible alternatives to reduce Level 3’s ownership in CTE. At August 1, 2001, Level 3 owned 9,639,326 shares of CTE Common Stock and 1,017,061 shares of CTE Class B Common Stock, which collectively represented 44.5% of the CTE Combined Common Equity. A Special Committee of directors, independent of Level 3 (the “Special Committee”), was formed in August 2001 to evaluate one or more possible transactions involving the Company and Level 3. The Special Committee consists of Eugene Roth, who serves as its Chairman, Frank M. Henry and Daniel E. Knowles.

In February 2002, the Company and Level 3 entered into a registration rights agreement under which Level 3 was allowed to make up to three demands for the Company to register under the Securities Act of 1933 sales of shares of CTE Class B Common Stock and CTE Common Stock held by Level 3. In February 2002, Level 3 exercised one demand right under this agreement and sold 4,898,000 shares of CTE Common Stock in an underwritten offering. In November 2002, the Company entered into a shelf registration agreement with Level 3 which superseded the registration rights agreement with respect to CTE Common Stock held by Level 3 at that time. Pursuant to the shelf registration agreement, the Company filed a shelf registration statement with respect to Level 3’s remaining 4,741,326 shares of CTE Common Stock and, on December 18, 2002, Level 3 sold those shares in an underwritten offering. On April 23, 2003, the Company and Level 3 amended the registration rights agreement (i) to clarify that the minimum size requirement applicable to Level 3 under the agreement would be satisfied if Level 3 elects to register all of its remaining shares of CTE Class B Common Stock or CTE Common Stock and (ii) to allow Level 3 to elect a shelf registration for its shares. For more information on the Level 3 Registration Rights Agreement and the Level 3 Shelf Registration Agreement, see “Transactions with Related Parties”. The Level 3 Registration Rights Agreement and the Level 3 Shelf Registration Agreement were negotiated on behalf of the Company by the Special Committee.

In mid-January 2003, Michael Mahoney, President and Chief Executive Officer of the Company, spoke with James Crowe, Chief Executive Officer of Level 3 Communications and a Director of the Company, and discussed Level 3’s intention with respect to the remaining shares of CTE Class B Common Stock held by Level 3. Mr. Crowe indicated that Level 3 continued to view the CTE Class B Common Stock as non-strategic to Level 3 and that Level 3 may eventually want to monetize its interest in the Company or gain increased liquidity with respect to its CTE Class B Common Stock. Mr. Mahoney indicated to Mr. Crowe that the Company would be interested in the ultimate disposition of the shares of CTE Class B Common Stock due to their significant vote and proposed that the Company and Level 3 consider alternatives with respect to Level 3’s interest in the Company and, more generally, with respect to the elimination of the CTE Class B Common Stock. Mr. Crowe noted that Level 3 would be willing to discuss these matters with the Company and the Special Committee.

Thereafter, Mr. Mahoney informed the Chairman of the Special Committee of the Company’s interest in eliminating the CTE Class B Common Stock and of the conversation with Mr. Crowe.

In the second half of January 2003, prior to initiating further discussions, each of Level 3, the Company and the Special Committee retained financial advisors to assist it in considering the various alternatives with respect to Level 3’s CTE Class B Common Stock. Level 3 retained Goldman, Sachs & Co., the Company hired Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and the Special Committee hired Allen & Company LLC (“Allen & Company”).

During late January and early February 2003, the Company met with its advisors to consider the general terms of a potential transaction in which the CTE Class B Common Stock would be reclassified or Level 3’s stake purchased. During February 2003, Goldman Sachs and Morgan Stanley held preliminary discussions and had various conversations regarding possible alternatives, including the reclassification of all outstanding CTE Class B Common Stock at an exchange ratio that would be fair to all shareholders of CTE or the purchase of Level 3’s CTE Class B Common Stock. Morgan Stanley informed representatives of Allen & Company as to the discussions that took place. In addition, the Company’s outside legal counsel, Davis Polk & Wardwell, informed the legal advisors of the Special Committee, Weil, Gotshal & Manges LLP, as to the nature of the discussions.

On February 27, 2003, Mr. Mahoney and Mr. Crowe met and discussed a potential reclassification of the CTE Class B Common Stock. Mr. Mahoney and Mr. Crowe discussed a possible exchange ratio of 1.09 shares of CTE Common Stock for each outstanding share of CTE Class B Common Stock. Mr. Crowe indicated that Level 3 would consider such a potential reclassification of the CTE Class B Common Stock and that he would discuss the matter with Level 3’s legal and financial advisors.

Subsequently, during the first week of March 2003, representatives of the Company and its financial and legal advisors had various discussions and conversations and prepared an initial draft of a Recapitalization Agreement. On March 7, 2003, Davis Polk & Wardwell sent an initial draft of the Recapitalization Agreement to Level 3 and its outside legal counsel, Willkie Farr & Gallagher, with the condition that any agreement would be subject to further negotiation, review and approval of the Special Committee. During March 2003, counsel to the Company discussed issues relating to the Recapitalization Agreement and provided drafts of the Recapitalization Agreement to the Special Committee’s counsel.

On March 19, 2003, Mr. Mahoney and representatives of Level 3, including Mr. Crowe, together with their respective legal advisors, discussed issues relating to a potential reclassification of the CTE Class B Common

Stock, including the vote of shareholders to approve any reclassification and other related amendments to the Company’s charter at the Company’s upcoming Annual Meeting.

On March 28, 2003, counsel to the Company prepared and sent a second draft of a Recapitalization Agreement to representatives of Level 3 and its legal counsel, with the condition that any agreement would be subject to further negotiation, review and approval of the Special Committee.

During the first three weeks of April 2003, the respective legal advisors negotiated and finalized the terms of the Recapitalization Agreement, with an exchange ratio of 1.09 shares of CTE Common Stock for each outstanding share of CTE Class B Common Stock, and delivered a draft Recapitalization Agreement to the Special Committee.

Throughout the process, the Chairman of the Special Committee, Mr. Roth, received updates from and had discussions with the Special Committee’s financial and legal advisors, Allen & Company and Weil, Gotshal & Manges LLP regarding the status of the possible transaction.

On April 23, 2003, the Special Committee met to consider, and received presentations from its financial and legal advisors regarding, the Recapitalization Agreement, the Recapitalization and the Charter Amendment.

On April 24, 2003, the Special Committee met again with its financial and legal advisors. Allen & Company delivered to the Special Committee its opinion that the Exchange Ratio was fair to the holders of CTE Common Stock from a financial point of view and was fair to the holders of CTE Class B Common Stock from a financial point of view (other than, in each case, Level 3, as to which no determination of fairness was made). See “Opinion of the Financial Advisor to the Special Committee”. The Special Committee determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment were fair to and in the best interests of the holders of CTE Common Stock and were fair to and in the best interests of the holders of CTE Class B Common Stock (other than, in each case, Level 3, as to which no determination of fairness was made) and recommended that the Board of Directors approve the Recapitalization Agreement, the Recapitalization and the Charter Amendment.

Later, on April 24, the Board of Directors of the Company held a meeting at which it received the recommendation of the Special Committee. Based on the finding and recommendation of the Special Committee, the Board of Directors (i) determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment were fair to and in the best interests of the holders of CTE Common Stock and were fair to and in the best interests of the holders of CTE Class B Common Stock (other than, in each case, Level 3, as to which no determination of fairness was made), (ii) approved the Recapitalization Agreement, the Recapitalization and the Charter Amendment and (iii) agreed to recommend that the shareholders of CTE approve the Charter Amendment.

Shortly thereafter on April 24, 2003, the Company, Level 3 Communications and Eldorado entered into the Recapitalization Agreement.

REASONS FOR THE CHARTER AMENDMENT

In the course of determining that the Recapitalization Agreement and the Recapitalization are fair to and in the best interests of the holders of CTE Class B Common Stock and fair to and in the best interests of the holders of CTE Common Stock (in each case, other than Level 3, as to which no determination of fairness was made) and recommending that the Board approve the Recapitalization Agreement, the Recapitalization and the Charter Amendment, the Special Committee consulted with its financial and legal advisors and carefully considered a number of factors, including the following material factors:

•	Currently, holders of CTE Class B Common Stock, representing approximately 8.6% of the economic interest in CTE, control approximately 58.4% of the Company’s voting power, while holders of CTE

Common Stock, representing approximately 91.4% of the economic interest in CTE, hold approximately 41.6% of the voting power. The Charter Amendment will better align the stockholders’ voting rights with their economic interests and will establish a simplified one share/one vote capital structure. The Charter Amendment will reduce Level 3’s voting interest in CTE from approximately 29.3% to approximately 4.6%.

•	The Charter Amendment will eliminate the opportunity for an investor to gain voting influence that is disproportionate to its economic interest.

•	Although the Charter Amendment will provide a fair premium to the holders of CTE Class B Common Stock, the dilution to the holders of CTE Common Stock from an economic perspective will be minimal. The total number of incremental shares of CTE Combined Common Equity that will be issued will be 182,284, which represents less than 1.0% of the shares of CTE Combined Common Equity outstanding on the record date for the Annual Meeting.

•	The Charter Amendment will provide the holders of CTE Class B Common Stock with a substantially more liquid security. The shares of CTE Class B Common Stock are thinly traded on the Nasdaq SmallCap Market, with an average trading volume of 1,014 shares per day during the twelve months ended March 31, 2003. By contrast, the CTE Common Stock trades on the Nasdaq National Market and had an average volume of 114,003 shares per day for the twelve months ended March 31, 2003.

•	The Charter Amendment will increase the market float of the CTE Common Stock, which should, in turn, increase its liquidity, trading volume and trading efficiencies. Heightened liquidity may also increase the number of institutional holders that invest in the Company’s equity.

•	The Charter Amendment will simplify the Company’s capital structure, which may generate increased investor interest and a larger investor base and would likely provide greater flexibility and efficiency in pursuing strategic acquisitions and equity financings if, when and to the extent desired or needed by the Company.

•	The Charter Amendment would conform the Company’s capital structure to that of most other publicly traded corporations and eliminate any perceived negative impact on the market price of the CTE Common Stock and CTE Class B Common Stock that results from having two classes of traded stock with generally similar characteristics except voting rights.

•	If a change of control transaction involving the Company were to occur in the future, the Charter Amendment would increase the likelihood of a full takeover premium accruing to all shareholders equally.

•	The Charter Amendment will eliminate additional administrative expenses caused by the dual class capital structure and would eliminate potential investor confusion.

•	The Charter Amendment is not expected to cause shareholders to receive taxable income except in respect of cash in lieu of fractional shares received by holders of CTE Class B Common Stock.

The Special Committee also considered the following factors relating to the Exchange Ratio:

•	the presentation of Allen & Company that involved various valuation analyses of CTE Class B Common Stock and CTE Common Stock, and the opinion of Allen & Company to the Special Committee and the Board of Directors to the effect that, as of April 24, 2003 and based upon and subject to the matters stated in the opinion, the Exchange Ratio was fair from a financial point of view to holders of CTE Common Stock and fair from a financial point of view to the holders of CTE Class B Common Stock (other than, in each case, Level 3, as to which no determination of fairness was made), see “Opinion of Financial Advisor”;

•	the current and historical trading prices and volumes of the CTE Class B Common Stock compared to CTE Common Stock;

•	the trading price differentials between two classes of stock of other similarly situated companies in relation to the Exchange Ratio; and

•	the premiums received in comparable dual class recapitalization transactions.

In addition, the Special Committee and the Board considered the interests of certain Directors that are different from, or in addition to, the interests of the Company’s shareholders generally, as described under “Interest of Certain Persons”.

In reaching its decision to recommend that shareholders approve the Charter Amendment, the Board of Directors consulted with management and its legal and financial advisors and considered the conclusions and recommendation of the Special Committee and the factors referred to above as having been taken into account by the Special Committee.

In view of the wide variety of factors considered in connection with its evaluation of the Recapitalization Agreement, the Recapitalization and the Charter Amendment, the Special Committee and the Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. The Special Committee relied on the experience and expertise of Allen & Company, its financial advisor, for quantitative analysis of the financial terms of the Recapitalization, as described under “Opinion of Financial Advisor”. In addition, the Special Committee and the Board of Directors did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the Special Committee and the Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with their respective legal and financial advisors. In considering the factors described above, individual members of the Special Committee and the Board of Directors may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the Recapitalization Agreement, the Recapitalization and the Charter Amendment.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

At a meeting on April 24, 2003, the Special Committee unanimously (i) determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of CTE Common Stock and fair to and in the best interests of the holders of CTE Class B Common Stock (other than, in each case, Level 3, as to which no determination of fairness was made); and (ii) recommended that the Board of Directors approve the Recapitalization Agreement, the Recapitalization and the Charter Amendment.

At a separate meeting held on April 24, 2003, the Board of Directors, taking into account the findings and recommendation of the Special Committee, unanimously (i) determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of CTE Common Stock and fair to and in the best interests of the holders of CTE Class B Common Stock (other than, in each case, Level 3, as to which no determination of fairness was made); (ii) approved the Recapitalization Agreement, the Recapitalization and the Charter Amendment; and (iii) directed that the Charter Amendment be submitted to a vote at the Annual Meeting and recommended that the shareholders vote for the Charter Amendment proposal.

FOR THE REASONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE RECAPITALIZATION AGREEMENT, THE RECAPITALIZATION AND THE CHARTER AMENDMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

The Special Committee and Board of Directors have received a written fairness opinion, dated April 24, 2003, from Allen & Company to the effect that the Exchange Ratio is fair to the holders of CTE Common Stock from a financial point of view, and fair to the holders of CTE Class B Common Stock from a financial point of view (other than, in each case, Level 3, as to which no determination of fairness was made).

THE FULL TEXT OF THE ALLEN & COMPANY OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND METHODS EMPLOYED BY ALLEN & COMPANY IN ARRIVING AT ITS OPINION IS ATTACHED HERETO AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. The summary of the Allen & Company opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

Allen & Company’s written opinion is addressed to the Special Committee and the Board of Directors in connection with their consideration of the Recapitalization Agreement and the Recapitalization and does not constitute a recommendation as to how any holder of CTE Class B Common Stock or CTE Common Stock should vote on the Charter Amendment proposal. Holders of CTE Common Stock and CTE Class B Common Stock are urged to and should read the opinion in its entirety.

In arriving at its opinion, Allen & Company:

•	reviewed and analyzed the most recent draft of the Recapitalization Agreement dated April 22, 2003;

•	reviewed and analyzed the final form of Amendment No. 1 to that certain Registration Rights Agreement dated February 7, 2002;

•	reviewed and analyzed the Company’s Form 10-K (the “10-K”) for the fiscal year ended December 31, 2002, the Company’s Schedule 14A Proxy Statement filed on May 8, 2002 and the Company’s Amended and Restated Articles of Incorporation filed as an exhibit to the 10-K;

•	reviewed and analyzed the current and pro forma ownership structure of the Company;

•	reviewed and analyzed the public market prices and trading activity of the CTE Common Stock and CTE Class B Common Stock for the period from April 20, 1998 to April 21, 2003;

•	reviewed and analyzed the public market prices and trading activity of the capital stock of selected companies with two classes of publicly traded capital stock;

•	reviewed and analyzed the terms of transactions in which two classes of capital stock of public companies were converted into a single class of capital stock;

•	reviewed and analyzed the terms of transactions in which public companies with two classes of common stock were acquired;

•	analyzed the potential accretion or dilution due to the Recapitalization;

•	analyzed the effect of the Recapitalization on the voting control of the holders of the CTE Common Stock and the CTE Class B Common Stock; and

•	conducted other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.

Allen & Company’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company’s opinion does not imply any conclusion as to the likely trading range of the CTE Common Stock following the approval of the Recapitalization. This may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

The following is the summary of the material analyses Allen & Company performed while preparing its fairness opinion. All amounts pertaining to the Company in this section and throughout the Allen & Company opinion are based on the fully diluted number of shares outstanding of CTE Common Stock and CTE Class B Common Stock as of April 21, 2003 using the treasury method.

Analysis of the Historical Trading Activity of the CTE Common Stock and CTE Class B Common Stock

Allen & Company analyzed the historical trading activity of the CTE Common Stock and CTE Class B Common Stock. Allen & Company’s analysis included an examination of the average percentage by which the price per share of the Company’s higher voting stock exceeded the price per share of the Company’s lower voting stock (such percentage is referred to as the “Trading Premium;” a negative Trading Premium is sometimes referred to as the “Trading Discount”) exhibited by the Company’s stock based on daily closing prices over the five-year period ended April 21, 2003. This analysis demonstrated a range of yearly average Trading Premiums over such period from approximately 3% to 6%. The average Trading Premium for the past year was approximately 2.6%; the average Trading Premium for the past three years was approximately 5.5%; and the average Trading Premium for the past five years was approximately 6.1%. The Trading Premiums ranged from a high of approximately 44.9% to a Trading Discount of approximately 19.1%. The premium implied by the Exchange Ratio is within the range and above the mean of the Trading Premiums implied by the historical trading activity of the CTE Common Stock and the CTE Class B Common Stock.

Analysis of Dual Class Publicly Traded Companies

Allen & Company identified and analyzed 52 companies (the “Comparable Companies”) which, as of the time of the analysis, had two classes of publicly traded common stock with different voting rights listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (the “Public Company Analysis”). For most of the Comparable Companies, the trading volume of the higher voting stock was lower than the trading volume of the lower voting stock; in cases where the higher voting stock trades relatively few shares, there was no apparent premium that was exhibited on a consistent basis. Generally, the range of Trading Premiums or Trading Discounts was between approximately 20% and -20% (and in certain outliers, much higher or lower). The Trading Premium for the higher voting stock is more consistently apparent in cases where the trading volume of the higher voting stock was close to or greater than the trading volume of the lower/non-voting stock. Based on the average share prices for the 52 weeks preceding April 21, 2003, the Trading Premiums for the Comparable Companies ranged from a high of approximately 75.2% to a Trading Discount of approximately 22.6%. The average Trading Premium for the Comparable Companies was approximately 8.4%. The premium implied by the Exchange Ratio is within the range and slightly above the mean of the Trading Premiums implied by the Public Company Analysis.

Analysis of Historical Recapitalization Transactions

Allen & Company identified and analyzed 16 recapitalization transactions occurring among publicly traded companies over the years 1998 to 2002 (the “Recapitalization Transaction Analysis”). In each recapitalization transaction, two classes of stock of a single company with differential voting rights were reclassified as a single class of common stock. For each of the companies identified for the Recapitalization Transaction Analysis, Allen & Company examined the number of new shares received in the recapitalization for each share of the higher voting stock and the number of new shares received in the recapitalization for each share of the lower voting stock (the ratio of new shares received per share of higher voting stock to the shares received per lower voting stock is referred to herein as the “Conversion Ratio”). Of the transactions examined in the Recapitalization Transaction Analysis, 12 had a Conversion Ratio of 1:1 and no premium was paid to the higher voting stock. In the four other cases, a premium (e.g., additional stock, dividend payment, etc.) was granted to the higher voting class of common stock: in those four transactions, the premiums ranged from approximately 3.1% to 32.0%. The average premium for all the transactions examined in the Recapitalization Transaction Analysis was approximately 3.7%. The premium implied by the Exchange Ratio is within the range and above the mean of the Trading Premiums implied by all the transactions examined in the Recapitalization Transaction Analysis.

Analysis of Historical Acquisitions of Dual Class Public Companies

Allen & Company identified and analyzed 12 acquisition transactions occurring between 1997 and 2002 with two classes of common stock with different voting rights (the “Acquisition Transaction Analysis”). For each of the transactions in the Acquisition Transaction Analysis, Allen & Company examined the consideration paid to the holders of each class of stock to determine the percentage by which the price per share paid to holders of higher voting shares exceeded the price per share paid to holders of lower voting shares. Of the transactions examined, five demonstrated a Transaction Premium. In two transactions, the Transaction Premium was less than 10%; in two transactions, the Transaction Premium was between 11% and 30%; and in one transaction, the Transaction Premium was in excess of 30%. In one transaction, there was a premium paid to the lower voting stock. The average premium for the transactions examined in the Acquisition Transaction Analysis was approximately 10.3%. The premium implied by the Exchange Ratio is within the range and slightly below the mean of the premiums implied by the Acquisition Transaction Analysis.

Potential Dilution Analysis

Allen & Company performed an analysis of potential dilution to the CTE Common Stock if the Recapitalization were to occur. This analysis indicated that, based on the per share price of the CTE Common Stock and the CTE Class B Common Stock as of April 21, 2003, the Recapitalization would be marginally dilutive to the holders of CTE Common Stock.

Conversion Analysis

Allen & Company performed an analysis of the effect of the Recapitalization on the CTE Class B Common Stock. Based on the per share price of the CTE Common Stock and the CTE Class B Common Stock as of April 21, 2003, the conversion of the CTE Class B Common Stock at the Exchange Ratio would result in an implied value of the CTE Class B Common Stock which represents a premium of approximately 8.0% to the share price of the CTE Class B Common Stock immediately upon conversion.

Other Analyses

Allen & Company performed an analysis of the percentage of the Company’s total market value represented by the CTE Class B Common Stock based on current and historical trading levels and as implied by the Exchange Ratio. This analysis indicated that the relative ownership of the CTE Class B Common Stock implied by the Exchange Ratio, measured in terms of market value, is slightly higher than that implied by the current and historical levels. Further, Allen & Company analyzed the voting control represented by the CTE Class B Common Stock before and after giving effect to the Recapitalization. Based on this analysis, the Recapitalization will significantly reduce the voting control of the holders of the CTE Class B Common Stock and align the voting rights of all holders of CTE Common Stock and CTE Class B Common Stock with their economic interests. The Recapitalization will reduce the voting power of the holders of the CTE Class B Common Stock from approximately 58.3% to approximately 9.2%.

The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of the Company. The estimates contained in the analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Allen & Company’s analysis of the fairness of the Exchange Ratio to the holders of the CTE Common Stock from a financial point of view and to the holders of CTE Class B Common Stock from a financial point of view (other than Level 3 and its subsidiaries, as to which no determination of fairness was made). The analyses are not appraisals and do not reflect the prices at which any securities may trade at the present time or at any time in the future.

Allen & Company is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with recapitalizations, mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee retained Allen & Company based on such qualifications. In connection with its engagement, Allen & Company was not retained to identify, analyze or otherwise pursue any possible transactions other than the Recapitalization, and Allen & Company has not identified, analyzed or pursued any transactions other than the Recapitalization.

Allen & Company has provided and may in the future provide financial advisory and financing services to the Special Committee and has received and may receive in the future fees in connection with such services. Allen & Company makes a market in CTE Common Stock (not in CTE Class B Common Stock) and may, in the course of its business as a broker/dealer, purchase, sell or trade these securities from time to time in the open market or otherwise.

The Special Committee entered into an engagement letter agreement with Allen & Company dated as of January 28, 2003, in which Allen & Company agreed to act as the Special Committee’s financial advisor in connection with the Recapitalization and to render an opinion as to the fairness of the Exchange Ratio to the holders of the CTE Common Stock from a financial point of view and to the holders of CTE Class B Common Stock from a financial point of view (other than Level 3 and its subsidiaries, as to which no determination of fairness would be made). Under the engagement letter, the Special Committee, on behalf of the Company, agreed that the Company would pay a fee of $550,000 to Allen & Company upon delivery of its opinion. In addition, the Special Committee, on behalf of the Company, in its sole discretion may pay Allen & Company an additional $250,000 for its efforts in connection with the Recapitalization. Under the engagement letter, the Special Committee agreed that the Company will reimburse Allen & Company for its travel and out-of-pocket expenses reasonably and actually incurred in connection with the performance of Allen & Company’s services under the engagement letter, including the reasonable fees and disbursements of its legal counsel, which legal fees and disbursements will not exceed $25,000 without the Special Committee’s consent. The Company has also agreed to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement. The Special Committee and Allen & Company entered into two other engagement letters, dated September 12, 2001 and October 31, 2001, with respect to prior transactions involving Level 3 and the Company. Allen & Company received aggregate fees of $450,000 and reimbursement for its travel and out-of-pocket expenses pursuant to these earlier engagement letter agreements.

DESCRIPTION OF THE CTE COMMON STOCK AND THE CTE CLASS B COMMON STOCK

The following is a summary of the rights, powers and limitations of the CTE Common Stock and CTE Class B Common Stock as currently set forth in the Existing Articles and the changes that will result if the Charter Amendment is approved and becomes effective. The summary should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Existing Articles and the proposed Amended and Restated Articles. The Amended and Restated Articles are attached hereto as Appendix F and incorporated by reference into this Proxy Statement.

Authorized Capital Stock.    The Company’s authorized capital stock consists of 85,000,000 shares of CTE Common Stock, 15,000,000 shares of CTE Class B Common Stock, and 25,000,000 shares of preferred stock, without par value. As of the record date of this Proxy Statement, there were 21,634,034 shares of CTE Common Stock, 2,025,381 shares of CTE Class B Common Stock and no shares of preferred stock outstanding. As part of the Charter Amendment, all provisions relating to the CTE Class B Common Stock, including the provision authorizing 15,000,000 shares of CTE Class B Common Stock, in the Existing Articles will be deleted.

Voting.    Each holder of CTE Common Stock is entitled to one vote for each share of CTE Common Stock held of record on the applicable record date, and each holder of CTE Class B Common Stock is entitled to fifteen votes for each share of CTE Class B Common Stock held of record on the applicable record date, on all matters submitted to a vote of shareholders, including the election of directors. Holders of CTE Common Stock and CTE Class B Common Stock are entitled to vote cumulatively in all elections of directors. If the Charter Amendment becomes effective, the CTE Class B Common Stock will be eliminated and each share of CTE Common Stock will continue to be entitled to one vote per share.

Class Voting on Certain Amendments.    With respect to any proposed amendment to the Existing Articles that would (i) increase or decrease the par value of any class; (ii) alter or change the preferences, qualifications, limitations, restrictions or special or relative rights of the shares of any class so as to affect the holders of such class adversely; (iii) increase the authorized number of shares of any class; (iv) authorize a new class of shares senior or superior in any respect to the shares of any class; or (v) increase the number of authorized shares of any class senior or superior in any respect to the shares of any class then authorized, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, is required in addition to the approval of a majority of the votes entitled to be cast by the holders of CTE Common Stock and CTE Class B Common Stock voting together as a class. If the Charter Amendment becomes effective, the approval of a majority of the votes entitled to be cast by the holders of CTE Common Stock will be required to approve any such proposed amendment in addition to any other approval that may be required.

Dividends, Liquidation.    The holders of CTE Common Stock and CTE Class B Common Stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board of Directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. The Existing Articles also provide that, in relation to cash dividends, the dividend payable on CTE Common Stock is to be at least 105% of that payable on CTE Class B Common Stock. In the event of liquidation, each share of CTE Common Stock and CTE Class B Common Stock is entitled to share pro rata in any distribution of the Company’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. If the Charter Amendment becomes effective, the provisions described above will be deleted and Pennsylvania law will apply by default. The above provisions, other than the provision providing for 105% dividend payments to the holders of CTE Common Stock, are similar to the rights afforded to security holders under Pennsylvania law.

No Preemptive Rights, Conversion.    Holders of CTE Common Stock and CTE Class B Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to the CTE Common Stock or the CTE Class B Common Stock, except that the CTE Class B Common Stock is convertible, at the option of the holder, into shares of CTE Common Stock on a one-for-one basis at any time and from time to time. If at any time there are fewer than 25,000 shares of CTE Class B Common Stock outstanding, all of the outstanding shares of CTE Class B Common Stock automatically convert into shares of CTE Common Stock. If the Charter Amendment becomes effective, the CTE Class B Common Stock will be eliminated.

Miscellaneous Changes.    The Amended and Restated Articles make minor conforming changes and remove provisions in the Existing Articles that are no longer operative, such as the provisions that effected the initial issuance of the CTE Class B Common Stock in 1986 and the reverse stock split with respect to the CTE Common Stock and CTE Class B Common Stock in 1997.

INTEREST OF CERTAIN PERSONS

As of the record date of the Proxy Statement, the members of the Board of Directors (including the Special Committee) and the executive officers of CTE beneficially owned 784,009 shares of CTE Common Stock, or 4% of the CTE Common Stock, and beneficially owned 19,397 shares of CTE Class B Common Stock, or 1% of the CTE Class B Common Stock. The Directors and executive officers are not required to vote for the Charter Amendment proposal, but have indicated that it is their intention to do so. Five members of the Board of Directors are also directors of Level 3 Communications or RCN, in which Level 3 holds a significant equity interest. The share numbers listed above do not include shares held by Level 3 or its subsidiaries. The Directors and executive officers may have different interests from other shareholders in voting on the Charter Amendment.

The members of the Special Committee own shares of CTE Combined Common Equity as follows: Eugene Roth — 1,049 shares of CTE Common Stock and 3,999 shares of CTE Class B Common Stock; Frank M. Henry — 47,910 shares of CTE Common Stock and 15,398 shares of CTE Class B Common Stock; Daniel E.

Knowles — 12,484 shares of CTE Common Stock and 0 shares of CTE Class B Common Stock. One member of the Special Committee, Eugene Roth, is a director of RCN, and Level 3 indirectly owns approximately 24% of the outstanding common stock of RCN as of March 12, 2003. Mr. Roth also owns 20,000 shares of common stock of Level 3 Communications. The Board of Directors was made aware of these potential conflicts of interest and determined that they would not affect the ability of these members of the Special Committee to exercise independent judgment in making their determinations.

CERTAIN EFFECTS OF THE RECAPITALIZATION

Exchange of Certificates of CTE Class B Common Stock

As soon as practicable after the effectiveness of the Recapitalization, Mellon Investors Services LLC, the exchange agent appointed by the Company (the “Exchange Agent”), will mail to each holder of record of certificate or certificates (“Certificates”) that immediately prior to the effectiveness of the Recapitalization represented shares of CTE Class B Common Stock, a letter of transmittal and instructions as to how to surrender Certificates in exchange for (i) a statement indicating book-entry ownership of CTE Common Stock or, if requested or required by law, a certificate representing shares of CTE Common Stock; and (ii) payment for any fractional shares of CTE Common Stock to which the holder shall be entitled as a result of the Recapitalization. Upon surrender of the Certificates to the Exchange Agent, together with a completed letter of transmittal, and receipt of such other documents as may be reasonably required by the Exchange Agent, each holder of Certificates shall be entitled to receive (i) a statement indicating book-entry ownership of CTE Common Stock or, if requested or required by law, a certificate representing shares of CTE Common Stock; and (ii) payment for any fractional shares of CTE Common Stock to which the holder shall be entitled as a result of the Recapitalization. Following the effectiveness of the Recapitalization, the surrendered Certificates will be canceled and converted as provided above.

After the effectiveness of the Recapitalization, each Certificate that has not been surrendered will represent only the right to receive (i) a statement indicating book-entry ownership of CTE Common Stock or, if requested or required by law, a certificate representing shares of CTE Common Stock, and (ii) payment for any fractional shares of CTE Common Stock to which the holder shall be entitled as a result of the Recapitalization. Holders of Certificates will not be paid dividends or distributions on the CTE Common Stock and will not be paid cash in lieu of a fractional share of CTE Common Stock until such Certificates are surrendered to the Exchange Agent for exchange. When Certificates are surrendered, any unpaid dividends declared by CTE after the effectiveness of the Recapitalization and any cash in lieu of a fractional share of CTE Common Stock will be paid without interest.

The Company is currently in the process of arranging to allow for book-entry ownership of CTE Common Stock. If these arrangements are not in place at the time a given Certificate is surrendered, the holder of such Certificate will receive the shares of CTE Common Stock to which the holder is entitled in the form of a certificate rather than by book-entry.

If any portion of the CTE Common Stock to which a holder is entitled is to be paid to a person other than the person in whose name the surrendered certificate is issued, such certificate must be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

No fractional shares representing fractional shares of CTE Common Stock shall be issued in the Recapitalization. In lieu thereof, all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be aggregated by the Exchange Agent and sold as soon as practicable on the basis of prevailing market prices of shares of CTE Common Stock on the Nasdaq National Market at the time of sale. The Exchange Agent will pay to such holders who would otherwise have been entitled to a fraction of a share of CTE Common Stock their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates, after deducting commissions and other expenses from the sale, without interest.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Trading Market and Stock Exchange Listing

Currently, the CTE Common Stock is traded on the Nasdaq National Market under the symbol CTCO and the CTE Class B Common Stock is traded separately on the Nasdaq SmallCap Market under the symbol CTCOB. Following effectiveness of the Charter Amendment, the CTE Common Stock will continue to trade on the Nasdaq National Market under the symbol CTCO. For the twelve months ended March 31, 2003, the average daily trading volume of the CTE Common Stock has been approximately 114,003 shares, and the average daily trading volume for the CTE Class B Common Stock has been approximately 1,014 shares. The following table presents, for the periods indicated, the daily high and low sale prices per share of CTE Common Stock and CTE Class B Common Stock on the the Nasdaq National Market and Nasdaq SmallCap Market, respectively.

	CTE Common Stock		CTE Class B Common Stock
	High	Low	High	Low
2001
First Quarter	39.00	31.75	40.00	31.00
Second Quarter	44.00	28.25	44.00	25.25
Third Quarter	45.19	35.09	44.00	35.00
Fourth Quarter	48.89	36.52	47.45	36.00

2002
First Quarter	46.25	35.00	47.50	38.00
Second Quarter	43.55	30.11	44.00	39.00
Third Quarter	42.20	33.47	42.00	28.00
Fourth Quarter	39.48	33.18	39.00	32.75

2003
First Quarter	39.77	33.91	39.61	33.50
Second Quarter (through , 2003)

It is a condition to the Charter Amendment that the Issued Shares be approved for listing on the Nasdaq National Market. The Company intends to file a supplemental listing application with Nasdaq in respect of the Issued Shares. If the Charter Amendment becomes effective, the CTE Class B Common Stock will cease to be listed for quotation on the Nasdaq SmallCap Market.

U.S. Federal Securities Law Consequences

The Recapitalization is being made pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act. Issued Shares in respect of shares of CTE Class B Common Stock that are “restricted securities” within the meaning of Rule 144 under the Securities Act will be considered restricted securities. The Issued Shares that are not “restricted securities” can be freely transferred, except by persons who are deemed to be affiliates of the Company. In accordance with the provisions of Rule 144, Issued Shares that are restricted securities will not be available for public resale until they have been owned by the holder for a period of one year and the other requirements of Rule 144 have been satisfied. Rule 144 permits the holding period of securities surrendered in the Recapitalization to be added, or “tacked”, to the holding period of the shares acquired as result of the Recapitalization for purposes of satisfying the applicable holding periods under Rule 144. Accordingly, holders of shares of CTE Class B Common Stock that are restricted securities will be able to “tack” their holding period of CTE Class B Common Stock to their holding period of CTE Common Stock for purposes of satisfying the applicable holding periods under Rule 144.

Accounting Considerations

As a result of the Charter Amendment, the increase in Common Stock will be offset by a decrease in Class B Common Stock and paid-in capital and accordingly, Common shareholders’ equity will not change.

Regulatory Approvals for the Recapitalization

In accordance with applicable law, the Recapitalization may be subject to approval by the Federal Communications Commission and the Pennsylvania Public Utility Commission. On April 25, 2003, the Company filed applications for approval of the Recapitalization with these regulatory authorities. Under the terms of the Recapitalization Agreement, the effectiveness of the Charter Amendment is conditioned upon receiving such regulatory approvals.

Anti-takeover Effects

Currently, given Level 3’s voting power and significant ownership of the CTE Class B Common Stock, the Company believes that the likelihood of a non-negotiated change of control of the Company, other than one resulting from the sale by Level 3 of its interest in the Company, is relatively low. However, if the Charter Amendment is effected and Level 3’s voting power were significantly reduced, the Company would become more susceptible to the possibility of unsolicited attempts to acquire control of the Company. The Existing Articles and existing bylaws contain provisions that will remain in effect after the Charter Amendment, including those providing for “blank check” preferred stock in the Amended and Restated Articles and classification of the Board of Directors in the existing bylaws, which provisions may have the effect of rendering more difficult or discouraging an attempt to obtain control of the Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain United States federal income tax consequences of the Recapitalization that may be relevant to United States holders of CTE Class B Common Stock (the “Class B Holders”) and United States holders of CTE Common Stock (the “Common Holders”). This discussion applies only to Class B Holders and Common Holders that hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the United States federal income tax consequences that may be relevant to a Class B Holder or Common Holder in light of such holder’s individual circumstances or if such Class B Holder or Common Holder is subject to special United States federal income tax rules applicable to a:

•	financial institution;

•	foreign person (including a foreign individual, foreign entity, foreign trust or foreign estate, as determined for United States federal income tax purposes);

•	mutual fund;

•	tax-exempt organization;

•	insurance company;

•	dealer in securities or foreign currencies;

•	person (including traders in securities) using a mark-to-market method of accounting;

•	person who holds shares of CTE Common Stock or CTE Class B Common Stock as a hedge against currency risk or as part of a straddle, constructive sale, conversion transaction or other integrated transaction;

•	person who acquired shares of CTE Common Stock or CTE Class B Common Stock upon the exercise of employee stock options or otherwise as compensation; or

•	an entity that is treated as a partnership for United States federal income tax purposes.

This discussion is based upon the Code, United States Treasury regulations promulgated under the Code, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No opinion of counsel or ruling from the Internal Revenue Service has been or will be sought as to the United States federal income tax consequences of the Recapitalization, and the following discussion is not binding on the Internal Revenue Service.

EACH COMMON HOLDER AND CLASS B HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO IT OF THE RECAPITALIZATION, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS BASED ON SUCH HOLDER’S PARTICULAR FACTS AND CIRCUMSTANCES.

The Company believes that the Recapitalization will qualify as a “reorganization” under Section 368(a)(1)(E) of the Code. Accordingly, Class B Holders will not recognize any gain or loss upon the receipt of shares of CTE Common Stock (as previously defined, the “Issued Shares”) in exchange for shares of CTE Class B Common Stock pursuant to the Recapitalization (except, as described below, with respect to cash received in lieu of fractional shares of CTE Common Stock). The aggregate tax basis of a Class B Holder’s Issued Shares received in the exchange will equal such holder’s aggregate tax basis in the shares of CTE Class B Common Stock exchanged therefor. The holding period of the Issued Shares will also include the holding period during which the Class B Holder held shares of CTE Class B Common Stock exchanged therefor.

Each Class B Holder that receives cash in lieu of a fractional Issued Share pursuant to the Recapitalization will be treated as having actually received such fractional share and then as having sold such fractional Issued Share for cash. Each such Class B Holder will generally recognize capital gain or loss on such deemed sale in an amount equal to the difference between the cash received with respect to the fractional Issued Share and the ratable portion of such holder’s adjusted tax basis that is allocated to such fractional Issued Share. Any such capital gain or loss will be long-term capital gain or loss if the holding period for the CTE Class B Common Stock that is converted into CTE Common Stock in the Recapitalization exceeded one year as of the effective time of the Recapitalization.

The Recapitalization will result in no United States federal income tax consequences to Common Holders with respect to their CTE Common Stock.

APPRAISAL RIGHTS

Dissenting shareholders are not entitled to appraisal rights under Pennsylvania law or under the Company’s Existing Articles and bylaws in connection with the Charter Amendment.

THE RECAPITALIZATION AGREEMENT

This section describes the material provisions of the Recapitalization Agreement dated as of April 24, 2003, among the Company, Level 3 Communications and Eldorado. This summary description of the Recapitalization Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the Recapitalization Agreement, which is attached as Appendix C to this Proxy Statement and is incorporated herein by reference.

Effective Time of the Charter Amendment

Promptly after satisfaction or, to the extent permitted by applicable law, waiver of each of the closing conditions set forth therein (or at such later time as the Company and Level 3 may agree), the Company intends to file two articles of amendment with the Department of State of the Commonwealth of Pennsylvania. The first articles of amendment will include an amendment to the Existing Articles to effect the Recapitalization in the form attached hereto as Appendix E, and will be effective at the close of business on the day this articles of amendment is accepted for filing by the Department of State (the “Effective Time”). Concurrently with the filing of the first articles of amendment, the Company will file a second articles of amendment which will set forth the Amended and Restated Articles in the form attached hereto as Appendix F to eliminate from the Existing Articles the CTE Class B Common Stock, and all provisions related thereto, and delete certain miscellaneous provisions. The second articles of amendment will become effective immediately after the first articles of amendment becomes effective.

Exchange Ratio; Adjustments to Exchange Ratio

At the Effective Time and without any action on the part of the shareholders, each share of CTE Class B Common Stock outstanding immediately prior to the Effective Time will be reclassified and converted into 1.09 shares of CTE Common Stock and cash in lieu of any fractional share as described below under “Fractional Shares of CTE Common Stock”. If, prior to the Effective Time, there is any change in the outstanding shares of capital stock of the Company, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and its determination will be appropriately adjusted.

Fractional Shares of CTE Common Stock

No fractional shares of CTE Common Stock shall be issued to any holder in the Recapitalization. In lieu thereof, all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be aggregated by the Exchange Agent and sold as soon as practicable on the basis of prevailing market prices of shares of CTE Common Stock on the Nasdaq Stock Market at the time of sale. The Exchange Agent will pay to such holders who would otherwise have been entitled to a fraction of a share of CTE Common Stock their pro rata share of the net proceeds derived from the sale of their fractional interests, after deducting commissions and other expenses from the sale, without interest.

Surrender of Certificates of CTE Class B Common Stock

As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of CTE Class B Common Stock a letter of transmittal and instructions as to how to surrender certificates for shares of CTE Class B Common Stock in exchange for shares of CTE Common Stock and payment for any fractional shares of CTE Common Stock to which the holder shall be entitled as a result of the Recapitalization. The shares of CTE Common Stock issued to holders of CTE Class B Common Stock in the Recapitalization may be in uncertificated book-entry form at the Company’s discretion, unless a physical certificate is requested by a holder or is otherwise required under applicable law. The Company is currently in the process of arranging to allow for book-entry ownership of CTE Common Stock. If these arrangements are not in place at the time a given certificate is surrendered, the holder of such certificate will receive the shares of CTE Common Stock to which the holder is entitled in the form of a certificate rather than by book-entry.

From the Effective Time, shares of CTE Class B Common Stock will no longer be considered to be outstanding and all rights of the holders of CTE Class B Common Stock will cease, except for the right to shares of CTE Common Stock and cash in lieu of fractional shares in accordance with the Recapitalization. Holders of certificates previously representing shares of CTE Class B Common Stock will not be paid dividends or distributions on the CTE Common Stock and will not be paid cash in lieu of fractional shares of CTE Common Stock until such certificates previously representing shares of CTE Class B Common Stock are surrendered to the Exchange Agent for exchange.

If any portion of the CTE Common Stock to which a holder is entitled is to be paid to a person other than the person in whose name the surrendered certificate is issued, such certificate must be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Any amounts remaining unclaimed by holders of certificates previously representing shares of CTE Class B Common Stock two years after the Effective Time (or such earlier date, immediately prior to when the amounts would otherwise become property of a state) shall become, to the extent permitted by applicable law, the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

The Exchange Agent will deliver shares of CTE Common Stock in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. The Company may, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable amount as indemnity against any claim that may be made against the Company with respect to such certificate.

Representations and Warranties

The Company and Level 3 have made customary representations and warranties in the Recapitalization Agreement.

Certain Covenants

Shareholders Meeting.    The Company agreed that in connection with the Annual Meeting, the Board of Directors of the Company will recommend the Company’s shareholders vote for the Charter Amendment proposal.

Listing of Shares.    The Company has agreed that it will use its best efforts to obtain approval for the listing of the Issued Shares on the Nasdaq Stock Market, subject to official notice of issuance.

Voting of Shares.    Level 3 has agreed to vote all shares of CTE Class B Common Stock beneficially owned by Level 3 in favor of approval of the Charter Amendment and any related proposal at the Annual Meeting and not to intentionally encourage any other shareholder to vote against the Charter Amendment or any related proposal or take any other action which would reasonably be expected to impair, delay or prevent the effectiveness of the Charter Amendment. Notwithstanding the foregoing, no officer or director of Level 3 Communications or Eldorado who is a also a member of the Board of Directors of the Company shall be obligated to take or refrain from taking any action he reasonably believes to be inconsistent with (i) such individual’s obligations as a director to the Company or its shareholders or (ii) any applicable law, regulation, order or other requirement of any court or other governmental entity.

In addition, Level 3 has agreed not to, directly or indirectly, prior to the Annual Meeting (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of CTE Class B Common Stock or CTE Common Stock, (ii) purchase any CTE Common Stock, or (iii) convert, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect conversion, sale, assignment, transfer, encumbrance or other disposition of, any shares of CTE Class B Common Stock or CTE Common Stock, except for transfers to a transferee that agrees in writing to be bound by the Recapitalization Agreement; provided that in the event of any such transfer, Level 3 and the transferee will be jointly and severally liable for any breach of the Recapitalization Agreement or such instrument by such transferee.

Certain Actions.    The parties to the Recapitalization Agreement will not take any action that would result in the Recapitalization failing to qualify for the exemption from the registration requirements of the Securities Act set forth in Section 3(a)(9) of the Securities Act.

Conditions to Obligations of Each Party to Effect the Charter Amendment

The Charter Amendment will not be effected by the Company unless each of the following conditions is satisfied, or waived (to the extent permissible by applicable law):

Conditions that may be waived only by both the Company and Level 3

•	The Company’s shareholders shall have approved the Charter Amendment by the Required Vote;

•	No material provision of any applicable law or regulation and no judgment, injunction, order or decree preventing the consummation of the Charter Amendment shall be in effect; provided, however, that each of the parties shall have used its reasonable efforts to cause any such injunction or other order to be vacated or lifted;

•	The Issued Shares shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

•	All actions by or in respect of, or filings with, the Federal Communications Commission and the Pennsylvania Public Utility Commission required to permit the consummation of the Charter Amendment shall have been taken, made or obtained; and

•	There shall be no legal proceedings pending against the Company, Level 3 or its Board of Directors or officers challenging, or seeking the recovery of damages in connection with, the Recapitalization which has a reasonable likelihood of success on the merits, and if successful, would materially adversely affect the Charter Amendment.

Condition that may be waived by Level 3

•	all representations and warranties made by the Company shall be true and correct in all material respects as of the date of the Recapitalization Agreement, and, except to the extent such representations and warranties refer to a specific date, as of the Effective Time as though made by the Company on and as of the Effective Time.

Conditions that may be waived by the Company

•	all representations and warranties made by Level 3 shall be true and correct in all material respects as of the date of the Recapitalization Agreement and, except to the extent such representations and warranties refer to a specific date, as of the Effective Time as though made by Level 3 on and as of the Effective Time; and

•	there shall not have occurred any Material Adverse Effect (as defined therein) on the Company.

Termination

The Recapitalization Agreement may be terminated and the Charter Amendment may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the Charter Amendment by the shareholders of the Company:

•	by mutual written agreement of the Company (only upon approval by the Special Committee) and Level 3;

•	by either the Company (only upon approval by the Special Committee) or Level 3, if the Charter Amendment has not been effected on or before the sixth month anniversary of the date of the Recapitalization Agreement; provided that the right to terminate the Recapitalization Agreement is not available to any party whose breach of any provision of the Recapitalization Agreement results in the failure of the Charter Amendment to be consummated by such time;

•	by either the Company (only upon approval by the Special Committee) or Level 3, if (i) there is any material provision of any law or regulation that makes consummation of the Charter Amendment illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Level 3 from consummating the Charter Amendment is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

•	by either the Company (only upon approval by the Special Committee) or Level 3, if shareholder approval by the Required Vote shall not have been obtained at the Annual Meeting (or any adjournment thereof).

Amendment and Waiver

The parties to the Recapitalization Agreement may amend or waive provisions to the Recapitalization Agreement prior to the Effective Time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after the approval of the Charter Amendment by the shareholders of the Company and without their further approval, no such amendment or waiver shall increase, reduce or change the amount or kind of consideration to be received in exchange for any shares of CTE Class B Common Stock in the Recapitalization. The Company shall not amend or waive any right under the Recapitalization Agreement, or consent to or exercise any right to terminate the Recapitalization Agreement, unless such action is approved by the Special Committee.

Parties in Interest

The Recapitalization Agreement is binding upon and inures solely to the benefit of the parties thereto and their respective successors and assigns and nothing in the Recapitalization Agreement confers any rights, benefits, remedies, obligations or liabilities thereunder upon any person other than the parties thereto and their respective successors and assigns.

Expenses

All costs and expenses incurred in connection with the Recapitalization Agreement shall be paid by the party incurring such cost or expense; provided that all costs and expenses relating to approvals of or filings with the Federal Communications Commission or the Pennsylvania Public Utility Commission shall be borne by the Company.

FINANCIAL ADVISOR

The Company retained Morgan Stanley as its financial advisor in connection with the Recapitalization Agreement and the Charter Amendment. The Company will pay Morgan Stanley a customary fee, plus reimbursement of out-of-pocket costs and expenses.

THE EFFECTIVENESS OF THE CHARTER AMENDMENT IS SUBJECT TO CERTAIN CONDITIONS. THE COMPANY CAN PROVIDE NO ASSURANCE THAT THE CHARTER AMENDMENT WILL BECOME EFFECTIVE.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL

GENERAL INFORMATION

Financial Information

A copy of the Company’s 2002 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated February 14, 2003 of PricewaterhouseCoopers LLP, independent accountants, accompanies this Proxy Statement.

Upon the written request of any person who, on March 24, 2003, was a record owner of CTE Common Stock or CTE Class B Common Stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will furnish to such person, without charge, a copy of the Company’s 2002 Annual Report on Form 10-K, as amended by Form 10-K/A, including the financial statements, schedules and exhibits, filed with the SEC. Written requests for the Annual Report should be directed to: Investor Relations Department, Commonwealth Telephone Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania 18612, Attn: David G. Weselcouch, Senior Vice President — Investor Relations and Corporate Communications, e-mail: dwes@epix.net. In addition, our 2002 Annual Report on Form 10-K is available on our web site located at www.ct-enterprises.com.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies. In addition to the use of the mail, officers, Directors and other employees of the Company may solicit proxies, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

Shareholders’ Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2004 Annual Meeting of Shareholders (in addition to meeting the requirements of the SEC’s rules governing such proposals) the proposal must be received by the Company at its principal executive offices not later than [December 20, 2003]. In the event that the Company receives notice not later than [March 11, 2004] of a shareholder proposal intended to be presented at the 2004 Annual Meeting and which is not included in the Company’s proxy materials, then, so long as the Company includes in its proxy statement for such Annual Meeting advice on the nature of the matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC’s rules governing shareholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s public reference room, 450 Fifth Street, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows the Company to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. The Proxy Statement incorporates by reference the documents listed below:

•	Annual Report on Form 10-K, filed with the SEC on March 17, 2003, as amended by Form 10-K/A filed on April 30, 2003, for the fiscal year ended December 31, 2002;

In addition, all reports and other documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Proxy Statement and prior to the Annual Meeting will be deemed to be incorporated by reference in this Proxy Statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at our Investor Relations Department, Commonwealth Telephone Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania 18612, Attn: David G. Weselcouch, Senior Vice President—Investor Relations and Corporate Communications, e-mail: dwes@epix.net, (570) 631-2700. In addition, our 2002 Annual Report on Form 10-K is available on our web site located at www.ct-enterprises.com.

You should rely on the information contained in or incorporated by reference in this Proxy Statement. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this Proxy Statement. The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement. Any statement contained in the documents incorporated by reference will be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in a subsequently dated document incorporated by reference or in this Proxy Statement modifies or supersedes the statement.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this Proxy Statement and the documents we incorporate by reference is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future and cause them to be different from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties related to the Company’s ability to further penetrate its markets and the related costs of that effort, economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials and inventories, technological developments, changes in the competitive environment in which the Company operates and the receipt of necessary approvals.

By order of the Board of Directors,

Raymond B. Ostroski

Senior Vice President, General Counsel

and Corporate Secretary

Dated: May [    ], 2003

Appendix A

Charter

Compensation/Pension Committee of the Board of Directors

Status:    The Compensation/Pension Committee (“the Committee”) is a committee of the Board of Directors.

Membership:    The Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent. A person may serve on the Compensation/Pension Committee only if he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (ii) satisfies the requirement of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board may replace Compensation/Pension Committee members.

Responsibilities:    The Committee is responsible for establishing annual and long-term performance goals for the CEO of the Company. This responsibility includes establishing a basis for the compensation of the CEO and evaluating the performance of the CEO. In determining the long-term incentive component of CEO compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years. In addition, the Committee:

•	oversees and is kept advised by management of the administration of the Company’s annual bonus system, Equity Incentive Plan and Executive Stock Purchase Plan relative to the executive officers of the Company. Annually reviews and makes recommendations to the Board with respect to the compensation of all directors, officers and other key executives, including incentive-compensation plans and equity-based plans;

•	reviews the recommendations and evaluations of the CEO regarding the performance and compensation of the executive officers of the Company (based upon standards approved by the Committee) and makes recommendations to the Board on the setting and granting of salaries, bonuses, equity incentive awards, benefits and other compensation arrangements for said executive officers of the Company. Annually reviews and approves for the CEO and the senior executives of the Company: (a) the annual base salary level (b) the annual incentive opportunity level (c) the long-term incentive opportunity level (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate and (e) any special or supplemental benefits;

•	periodically reviews the effectiveness of the existing incentive programs for executive officers of the Company and develops and establishes new or revised incentive programs as may be appropriate;

•	makes recommendations to the Board on the Company’s compensation and pension practices and policies;

•	makes recommendations to the Board regarding reservation of shares for issuance under employee benefit plans;

•	publishes an annual Compensation/Pension Committee Report for inclusion in the Proxy Statement of the Company;

•	reviews and evaluates the investment performance of the various pension and retirement plans and monitors the performance of the administrators, investment managers and trustees of said plans as well as reviews the actuarial assumptions used in setting the Company’s funding policies for said plans;

•	will be responsible for engaging any consultants to assist the Committee and management on compensation and pension issues affecting the Company or its employees;

•	may form and delegate authority to subcommittees when appropriate;

A-1

•	makes regular reports to the Board;

•	reviews and reassesses the adequacy of this Charter annually and recommends any proposed changes to the Board for approval;

•	shall annually review its performance.

Meetings:    The Committee shall meet at least three times each year and at such other times as it deems necessary to fulfill its responsibilities.

Report:    The Committee shall prepare a report each year concerning its compliance with this Charter for inclusion in the Company’s Proxy Statement.

A-2

Appendix B

Charter

Audit Committee of the Board of Directors

Preamble

The Board of Directors (the “Board”) of Commonwealth Telephone Enterprises, Inc. (the “Company”) does hereby establish this Charter of the Audit Committee of the Company (the “Committee”) with the following purposes in mind: first, to assure all of its shareholders of their right to be informed of the financial affairs and condition of the Company in a fashion that is materially accurate, fair and free from distortions that would be materially misleading; and second, to provide for appropriate, independent and effective procedures on which shareholders may rely and have confidence in the information required to be put forth by the Company in all of its public filings and pronouncements.

Subject to the further enumeration set forth below, the authority of the Committee shall be to oversee all aspects of financial reporting and controls. Further, the Committee will continuously re-evaluate its processes and monitor developments in applicable laws, regulations and corporate governance requirements and practices that may assist in the fulfillment of its responsibilities. In this regard, the Committee will annually review this charter and present recommended changes to the Board for its adoption.

The Committee must be an independent and vigorous overseer of the financial reporting process. The Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall have direct access to the Company’s management, independent auditors and internal auditors, as well as to anyone in the organization it deems necessary or desirable. The Committee is authorized to access any resources required to fulfill its responsibilities. The Committee shall retain independent legal, accounting or other advisors to the degree it deems appropriate or advisable and the Committee shall have sole responsibility for the retention of the independent auditors. Further, the Committee will have sole responsibility for the process of handling complaints regarding the Company’s accounting practices and financial controls. The Company shall fund all activities of the Committee.

In performing its duties, and in an objective and open manner, the Committee will keep the Board fully informed of its activities and findings.

Membership

The Committee will consist of three or more independent Directors, each of whom will be appointed to the Committee for a term commensurate with their terms as Directors. The appointed Directors will be free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee. In particular, the members will not have any compensatory relationship with, or receive any form of compensation from, the Company other than as a Director or Committee member of the Board, and the members must also be deemed independent according to all applicable laws and regulations.

The Committee members will be financially literate and have the knowledge and experience required to fulfill their responsibilities.

The Board shall appoint a Chairperson and each member of the Committee; however, the Board may also designate the Committee to elect a Chairperson. At least one member, preferably the Chairperson, will qualify as a financial expert as defined by applicable laws and regulations.

Meetings

The Committee will meet as often as is required and necessary to accomplish its responsibilities. Minutes will be maintained at all of its meetings. Open communication is essential to the Committee; therefore, regularly scheduled periodic executive sessions will take place enabling the discussion of any matters that the Committee, independent auditors, internal auditors or management believe should be discussed privately.

B-1

Activities

The Committee will undertake several activities in fulfilling its responsibilities. These activities will be established annually, and will be revised as necessary. These activities involve the following areas of responsibility: (i) oversight of the integrity of the financial reporting process of the Company, including any significant accounting or financial reporting matters, changes to accounting principles and practices, significant estimates and judgments, SEC filings, analysts and rating agency guidance, and earnings releases; (ii) oversight of the internal controls related to the financial reporting process and financial risk exposure; (iii) as related to financial reporting, oversight of the internal auditors’ roles and responsibilities, the structured effectiveness of the internal auditing function, performance, findings and recommendations, including management’s responses; (iv) hiring of the independent auditors, determination of their compensation, approval of non-audit services, evaluation of their scope of work and performance, and review of findings and recommendations including management’s responses; and (v) performance of certain other responsibilities, including reviewing with management the steps taken to minimize business risks and exposures, and actions taken to monitor and control such exposures; reviewing the Company’s compliance with applicable laws and regulations; approving all related party transactions and disclosures of such transactions; reviewing the Code of Ethical Conduct for Directors and Officers; and establishing and maintaining an orientation and continuing education program for its members. Further, the Committee will establish annual goals and objectives and evaluate itself against those goals and objectives.

It should be noted, however, that the responsibilities of the Committee are inclusive of, rather than limited to, the activities above. The overriding principle is that the Committee is to make such inquiries and implement such procedures and establish such protocols as may be necessary to carry out the mandate of this Charter.

B-2

Appendix C

Execution Copy

RECAPITALIZATION AGREEMENT

dated as of

April 24, 2003

among

Commonwealth Telephone Enterprises, Inc.,

Eldorado Equity Holdings, Inc.

and

Level 3 Communications, Inc.

TABLE OF CONTENTS(1)

(1) The Table of Contents is not a part of this Agreement.

i

ARTICLE 5
CONDITIONS TO THE CHARTER AMENDMENT
Section 5.01.	Mutual Conditions	C-9
Section 5.02.	Condition Subject to Waiver by Shareholder Parent	C-10
Section 5.03	Conditions Subject to Waiver by the Company	C-10

ARTICLE 6
TERMINATION
Section 6.01.	Termination	C-10
Section 6.02.	Effect of Termination	C-11

ARTICLE 7
MISCELLANEOUS
Section 7.01.	Notices	C-11
Section 7.02.	Amendments; Waivers	C-12
Section 7.03.	Expenses	C-12
Section 7.04.	Binding Effect; Benefit; Assignment	C-12
Section 7.05.	Governing Law	C-12
Section 7.06.	Jurisdiction	C-12
Section 7.07.	WAIVER OF JURY TRIAL	C-12
Section 7.08.	Counterparts; Effectiveness	C-12
Section 7.09	Entire Agreement	C-13
Section 7.10.	Captions; Interpretation	C-13
Section 7.11.	Severability	C-13
Section 7.12.	Specific Performance	C-13

Exhibit A	Amendment to Articles of Incorporation
Exhibit B	Amended and Restated Articles of Incorporation

ii

RECAPITALIZATION AGREEMENT

AGREEMENT dated as of April 24, 2003 among Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the “Company”), Level 3 Communications, Inc., a Delaware corporation (“Shareholder Parent”), and Eldorado Equity Holdings, Inc., a Delaware corporation (“Shareholder”).

WHEREAS, Shareholder is the owner of 1,017,061 issued and outstanding shares (the “Owned Shares”) of the Company’s Class B Common Stock, par value $1.00 per share (“Class B Common Stock”);

WHEREAS, Shareholder is an indirect, wholly owned subsidiary of Shareholder Parent;

WHEREAS, the Company proposes to (i) amend the Company’s Articles of Incorporation to effect a recapitalization of its Class B Common Stock pursuant to which, if approved by the requisite shareholder approval, each share of Class B Common Stock will be reclassified and converted (the “Recapitalization”) into 1.09 shares of the Company’s Common Stock, par value $1.00 per share (“Common Stock”), substantially in the form of Exhibit A attached hereto (the “Recapitalization Amendment”), and (ii) amend and restate the Company’s Articles of Incorporation to eliminate the Class B Common Stock, and all provisions related thereto, from the Articles of Incorporation, substantially in the form of Exhibit B attached hereto (the “Restatement Amendment”, and collectively with the Recapitalization Amendment, the “Charter Amendment”), in each case, by filing an articles of amendment (each, an “Articles of Amendment”), to the Company’s Articles of Incorporation with the Department of State of the Commonwealth of Pennsylvania;

WHEREAS, a special committee of the Board of Directors of the Company composed solely of independent directors (the “Special Committee”) has unanimously determined that this Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of Class B Common Stock and to the holders of Common Stock (excluding, in each case, Shareholder Parent, Shareholder and their respective Subsidiaries) and recommended that the Board of Directors approve this Agreement, the Recapitalization and the Charter Amendment;

WHEREAS, the Board of Directors, taking into account the findings and recommendation of the Special Committee and the terms and conditions of this Agreement, (i) has determined that this Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of Class B Common Stock and to the holders of Common Stock (excluding, in each case, Shareholder Parent, Shareholder and their respective Subsidiaries), (ii) has approved this Agreement, the Recapitalization and the Charter Amendment and (iii) has resolved to recommend that the shareholders of the Company approve the Charter Amendment;

WHEREAS, the Company desires to obtain Shareholder Parent’s and Shareholder’s support of the Charter Amendment and Shareholder Parent and Shareholder are willing to agree to the Charter Amendment and to vote the Owned Shares in favor of approval of the Charter Amendment when presented to the Company’s shareholders for approval, subject to and in accordance with the terms and conditions of this Agreement;

WHEREAS, the Recapitalization is intended to constitute a reorganization of the Company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual representations and warranties, covenants, agreements and conditions set forth in this Agreement, the parties hereto agree as follows:

Definitions:

“Additional Shareholder Approval” means the affirmative vote in favor of approving the Charter Amendment by a majority of the votes cast by the holders of Common Stock, voting as a separate class.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Knowledge” or “knowledge” of any Person that is not an individual means the knowledge of any of such Person’s Officers.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding (A) changes or conditions generally affecting the industries in which the Person and its Subsidiaries operate and (B) changes in general economic, regulatory or political conditions.

“1933 Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated by the SEC thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated by the SEC thereunder.

“Officer” of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

“Pennsylvania Law” means the Pennsylvania Business Corporation Law.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Required Shareholder Approval” means the affirmative vote in favor of approving the Charter Amendment by a majority of the votes entitled to be cast (i) by the holders of Class B Common Stock and Common Stock, voting together as a single class and (ii) by the holders of Class B Common Stock, voting as a separate class.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

ARTICLE 1

THE CHARTER AMENDMENT

Section 1.01.    The Effective Time.    As soon as practicable after satisfaction or waiver, to the extent permitted hereunder, of all conditions to the Charter Amendment, the Company shall cause the two Articles of Amendment to be executed and concurrently filed with the Department of State of the Commonwealth of Pennsylvania and make all other filings or recordings required by Pennsylvania Law in connection with the Charter Amendment. The Recapitalization Amendment shall become effective (the “Effective Time”) at the close of business on the date the two Articles of Amendment are filed as described in this paragraph or at such later time as may be specified in the Articles of Amendment by agreement of the Company and Shareholder Parent and the Restatement Amendment shall become effective immediately after the Effective Time.

Section 1.02.     Recapitalization.    Upon the Effective Time, each share of Class B Common Stock outstanding immediately prior to the Effective Time shall be reclassified and converted into 1.09 shares of Common Stock (the “Exchange Ratio”) (subject to the payment of cash in lieu of fractional shares of Class B Common Stock as specified below) by virtue of the filing of the related Articles of Amendment and without any action on the part of any holder of Class B Common Stock.

Section 1.03.    Surrender and Payment.    (a) Prior to the Effective Time, the Company shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates that evidence shares of Class B Common Stock for certificates evidencing the shares of Common Stock (the “Certificates”) to which the holder shall be entitled as a result of the Recapitalization. Promptly after the Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each holder of shares of Class B Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b)    Each holder of shares of Class B Common Stock that have been converted into shares of Common Stock shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, certificates evidencing shares of Common Stock in respect of the shares of Class B Common Stock evidenced by a Certificate. The shares of Common Stock issued as part of such Recapitalization, at the Company’s option, shall be in uncertificated book-entry form, transmitted to the holder through the Depository Trust Company’s electronic delivery system, unless a physical certificate is requested by a holder of a Certificate or is otherwise required under applicable law. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. From and after the Effective Time, shares of Class B Common Stock shall no longer be deemed to be outstanding and shall not have the status of Class B Common Stock, and all rights of the holders of Class B Common Stock shall cease, except for the right to shares of Common Stock in accordance with the Recapitalization.

(c)    If any portion of Common Stock to which a holder is entitled is to be paid to a Person other than the Person in whose name the surrendered Certificate is issued, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)    Any amounts remaining unclaimed by holders of shares of Class B Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(e)    No dividends or other distributions with respect to the Common Stock issued as a result of the Recapitalization, and no cash payment in lieu of fractional shares as provided in Section 1.05, shall be paid to the holder of any Certificates representing shares of Class B Common Stock not surrendered until such Certificates are surrendered as provided in this Section.

(f)    The Company and the Exchange Agent may establish other arrangements consistent with the intent of this Section 1.03 to effect the exchange of shares of Class B Common Stock held in book-entry form for shares of Common Stock into which they are reclassified and converted as result of the Recapitalization.

Section 1.04.    Adjustments.    If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and its determination shall be appropriately adjusted.

Section 1.05.    Fractional Shares.    No fractional shares of Common Stock shall be issued in the Recapitalization. All fractional shares of Common Stock that a holder of shares of Class B Common Stock would otherwise be entitled to receive as a result of the Recapitalization shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined as follows: The Exchange Agent or other agent of the Company shall (i) aggregate such fractional interests, (ii) sell the shares resulting from the aggregation and (iii) allocate and distribute the net proceeds received from the sale (after deducting commissions and other expenses arising from such sale), without interest, among the holders of the fractional interests as their respective interests appear.

Section 1.06.    Withholding Rights.    The Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Company or the Exchange Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant holder of the shares of Class B Common Stock.

Section 1.07.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Common Stock to be issued in respect of the shares of Class B Common Stock represented by such Certificate, as contemplated by this Article 1.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Shareholder Parent and Shareholder that:

Section 2.01.    Corporate Existence and Power.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate powers required to carry on its business as now conducted.

Section 2.02.    Corporate Authorization.    (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Charter Amendment are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the Charter Amendment, have been duly authorized by all necessary corporate action on the part of the Company. The Required Shareholder Approval is the only vote of shareholders of the Company required under Pennsylvania Law or the Company’s Articles of Incorporation to approve the Charter Amendment. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (y) for the limitations imposed by general principles of equity.

(b)    At a meeting duly called and held, the Company’s Board of Directors has, upon a recommendation of the Special Committee (i) unanimously determined that this Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of Class B Common Stock and to the holders of Common Stock (excluding, in each case, Shareholder Parent, Shareholder and their respective Subsidiaries), (ii) unanimously approved this Agreement, the Recapitalization and the Charter Amendment and (iii) unanimously resolved to recommend approval of the Charter Amendment by the Company’s shareholders.

Section 2.03.    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Charter Amendment require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of the Articles of Amendment with the Department of State for the Commonwealth of Pennsylvania as set forth in Section 1.02 hereof, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iii) approvals of and filings with the Federal Communications Commission (the “FCC”) and the Pennsylvania Public Utility Commission (the “PPUC”), and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair materially the ability of the Company to perform its obligations hereunder or consummate the Charter Amendment.

Section 2.04.    Non-contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Charter Amendment do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 2.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) require any consent or other action by any Person under, constitute a breach or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or take any other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair materially the ability of the Company to perform its obligations hereunder or consummate the Charter Amendment.

Section 2.05.    Disclosure Documents.    The proxy statement of the Company to be filed with the SEC in connection with the Charter Amendment (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of the Charter Amendment, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.05 will not apply to statements in or omissions from the Company Proxy Statement based upon information furnished in writing to the Company by Shareholder Parent or Shareholder specifically for use therein.

Section 2.06.    Finders’ Fees.    There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Special Committee or the Company in connection with the Charter Amendment who might be entitled to any fee or commission from Shareholder Parent or Shareholder or any of their respective Subsidiaries upon consummation of the Charter Amendment.

Section 2.07.    Opinion of Financial Advisor.    The Special Committee has received the opinion of Allen & Company Incorporated, as financial advisor to the Special Committee, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Class B Common Stock and to the holders of Common Stock (other than, in each case, Shareholder Parent, Shareholder and their respective Subsidiaries).

Section 2.08.    Capitalization.    (a) On April 14, 2003, the authorized capital stock of the Company consisted of 85,000,000 shares of Common Stock, 15,000,000 shares of Class B Common Stock and 25,000,000 shares of Preferred Stock, without par value (the “Preferred Stock”). On April 14, 2003, the issued and outstanding shares of capital stock of the Company consisted of 21,642,125 shares of Common Stock and 2,025,381 shares of Class B Common Stock.

(b)    Immediately following the Effective Time, the authorized capital stock of the Company shall consist of 85,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock.

(c)    Upon their issuance and delivery at the Effective Time, the shares of Common Stock into which the shares of Class B Common Stock are being reclassified and converted pursuant to the Recapitalization (the “Reclassification Shares”) will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights, and entitled to the rights described in the Company’s Articles of Incorporation, as amended by the Charter Amendment.

(d)    As of April 14, 2003, there were outstanding (i) 21,642,125 shares of Common Stock, (ii) 2,025,381 shares of Class B Common Stock, (iii) employee stock options to purchase an aggregate of 1,414,841 shares of Common Stock, (iv) 139,910 Common Stock share units issued under the Company’s Executive Stock Purchase Plan and no shares of Preferred Stock. Except for the right of holders to convert shares of Class B Common Stock into shares of Common Stock pursuant to the Company’s Articles of Incorporation (the “Conversion Rights”) and as set forth in this Section and except for changes since April 14, 2003 resulting from (1) the exercise of employee stock options outstanding on April 14, 2003, (2) issuances of stock options made in the ordinary course or to newly hired employees and the exercise of such options, (3) issuances of additional share units and restricted shares of Common Stock under any compensation plan or arrangement of the Company, (4) issuances by the Company from treasury of the employer match of Common Stock investment elections under the Commonwealth-Wealth Builder Plan, and (5) the conversion of shares of Class B Stock into shares of Common Stock pursuant to the Conversion Rights, there are outstanding no (a) shares of capital stock or other voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (c) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except for this Agreement and the Conversion Rights, there are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any securities of the Company. No stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company.

Section 2.09.    Compliance with Securities Laws.    The issuance and delivery of the Reclassification Shares pursuant to the Recapitalization have been or will be exempt from the registration and prospectus delivery requirements of the 1933 Act, and have been or will be registered or qualified (or are or will be exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

Section 2.10.    Absence of Material Adverse Effect.    Since December 31, 2002, there has not occurred any Material Adverse Effect on the Company.

Section 2.11.    Reorganization.    The Recapitalization is intended to constitute a reorganization of the Company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER PARENT AND SHAREHOLDER

Shareholder Parent and Shareholder represent and warrant to the Company that:

Section 3.01.    Corporate Existence and Power.    Each of Shareholder Parent and Shareholder is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.

Section 3.02.    Corporate Authorization.    The execution, delivery and performance by Shareholder Parent and Shareholder of this Agreement are within Shareholder Parent’s and Shareholder’s corporate powers and have been duly authorized by all necessary corporate action on the part of Shareholder Parent and Shareholder. This Agreement constitutes a valid and binding agreement of Shareholder Parent and Shareholder, enforceable against Shareholder Parent and Shareholder in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (y) for the limitations imposed by general principles of equity.

Section 3.03.    Governmental Authorization.    The execution, delivery and performance by Shareholder Parent and Shareholder of this Agreement and the consummation by the Company of the Charter Amendment require, with respect to Shareholder Parent or Shareholder, no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of the Articles of Amendment with the Department of State for the Commonwealth of Pennsylvania as set forth in Section 1.02 hereof, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iii) approvals of and filings with the FCC and the PPUC and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Shareholder Parent or Shareholder or impair materially the ability of Shareholder Parent or Shareholder to perform its obligations hereunder or the ability of the Company to consummate the Charter Amendment.

Section 3.04.    Non-contravention.    The execution, delivery and performance by Shareholder Parent and Shareholder of this Agreement and the consummation by the Company of the Charter Amendment do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Shareholder Parent or Shareholder, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, to the extent related to Shareholder Parent or Shareholder, (iii) require any consent or other action by any Person under, constitute a breach or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Shareholder Parent, Shareholder or any of their respective Subsidiaries is entitled, under any provision of any agreement or other instrument binding upon Shareholder Parent, Shareholder or any of their respective Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Shareholder Parent, Shareholder or any of their respective Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or take any other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Shareholder Parent or Shareholder or to impair materially the ability of Shareholder Parent or Shareholder to perform its obligations hereunder or the ability of the Company to consummate the Charter Amendment.

Section 3.05.    Title to Shares of Class B Common Stock.    Shareholder Parent owns 100% of the capital stock of Shareholder free and clear of any Lien. Shareholder is the record and beneficial owner of the Owned Shares and has good title, free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Owned Shares) to all of the Owned Shares. Except

as contemplated by this Agreement, none of the Owned Shares is subject to any voting trust, proxy or other agreement with respect to the voting thereof. Except for the Owned Shares, none of Shareholder Parent, Shareholder or any of their respective Subsidiaries owns any shares of capital stock or voting securities, or securities convertible into or exchangeable into capital stock or voting securities, of the Company.

Section 3.06.    Disclosure Documents.    None of the information provided in writing by Shareholder Parent or Shareholder specifically for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company or at the time the shareholders vote on adoption of the Charter Amendment, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.07.    Finders’ Fees.    There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Shareholder Parent or Shareholder who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the Charter Amendment.

ARTICLE 4

COVENANTS OF THE COMPANY, SHAREHOLDER PARENT AND SHAREHOLDER

The Company agrees that:

Section 4.01.    Shareholder Meeting; Proxy Material.    (a) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable following the filing of a definitive proxy statement relating to such meeting for the purpose of voting on the Charter Amendment. The Board of Directors of the Company shall recommend approval of the Charter Amendment, and any related proposals, by the Company’s shareholders.

(b)    In connection with the Company Shareholder Meeting, the Company at its cost and expense shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting and (ii) otherwise comply with all legal requirements applicable to such meeting. The Company agrees that it shall promptly provide Shareholder Parent with any comments received from the SEC relating to the Company Proxy Statement and give Shareholder Parent and its counsel a reasonable opportunity to review and provide comments on any description of or reference to Shareholder Parent or Shareholder, or any description of the reasons for and consequences of the Charter Amendment, set forth in any notice or proxy statement distributed to the shareholders in connection with the Company Shareholder Meeting, prior to any such distribution.

Section 4.02.    Nasdaq Listing.    The Company shall use its best efforts to cause the Reclassification Shares to be approved for quotation on Nasdaq Stock Market, subject to official notice of issuance.

Shareholder Parent and Shareholder agree that:

Section 4.03.    Voting Of Shares.    (a) Shareholder Parent and Shareholder shall, and shall cause their respective Subsidiaries, (i) to vote all shares of Class B Common Stock beneficially owned by any of them in favor of approval of the Charter Amendment and any related proposal at the Company Shareholder Meeting and (ii) not to cause or intentionally encourage any other person or entity to vote against the Charter Amendment or any related proposal or take any other action which would reasonably be expected to impair, delay or prevent the effectiveness of the Charter Amendment. Notwithstanding the foregoing, no officer or director of Shareholder Parent or Shareholder who is also a member of the board of directors of the Company shall be obligated to take or refrain from taking any action he reasonably believes to be inconsistent with (i) such individual’s obligations as a director to the Company or its shareholders or (ii) any applicable law, regulation, order or other requirement of any court or other governmental entity, including without limitation, the Pennsylvania Law.

(b)    On or prior to the date of the Company Shareholder Meeting, neither Shareholder Parent nor Shareholder shall directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of Class B Common Stock or Common Stock, (ii) purchase any Common Stock, or (iii) convert, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect conversion, sale, assignment, transfer, encumbrance or other disposition of, any shares of Class B Common Stock or Common Stock, except in the case of this clause (iii) for transfers to a transferee that agrees to be bound by the terms and conditions of this Agreement pursuant to a written instrument reasonably acceptable to the Company; provided that in the event of any such transfer, Shareholder Parent, Shareholder and the transferee shall be jointly and severally liable for any breach of this Agreement or such instrument by such transferee.

The parties hereto agree that:

Section 4.04.    Reasonable Best Efforts.    (a) Subject to the terms and conditions of this Agreement, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Charter Amendment. In connection therewith, the Company shall be primarily responsible for (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents in connection with the Charter Amendment and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Charter Amendment.

(b)    Subject to the terms and conditions of this Agreement, Shareholder Parent and Shareholder shall (i) cooperate with the Company in connection with the Company’s carrying out of its obligations under subsection (a)(i) above and, (ii) where related to Shareholder Parent or Shareholder, shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations in order for the Company to consummate the Charter Amendment.

(c)    The parties shall not take any action in connection with this Agreement or the Charter Amendment that would result in the Recapitalization failing to qualify for the exemption from the registration requirements of the 1933 Act set forth in Section 3(a)(9) of the 1933 Act.

ARTICLE 5

CONDITIONS TO THE CHARTER AMENDMENT

Section 5.01.    Mutual Conditions.    Unless each of the following conditions is satisfied or, to the extent permitted by applicable law, waived by both the Company and Shareholder Parent, the Company shall not consummate the Charter Amendment:

(a)    the Required Shareholder Approval and the Additional Shareholder Approval shall each have been obtained;

(b)    no material provision of any applicable law or regulation and no judgment, injunction, order or decree preventing the consummation of the Charter Amendment shall be in effect; provided, however, that each of the parties shall have used its reasonable efforts to cause any such injunction or other order to be vacated or lifted;

(c)    the Reclassification Shares shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

(d)    all actions by or in respect of, or filings with, the FCC and the PPUC required to permit the consummation of the Charter Amendment shall have been taken, made or obtained; and

(e)    there shall be no legal proceeding pending against any of the Company, Shareholder or Shareholder Parent or its Board of Directors or officers challenging, or seeking the recovery of damages in connection with, the Recapitalization which has a reasonable likelihood of success on the merits, and if successful, would materially adversely affect the Charter Amendment.

Section 5.02.    Condition Subject to Waiver by Shareholder Parent.    The Company shall not consummate the Charter Amendment unless the following condition is satisfied or waived by Shareholder Parent:

(a)    all representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Effective Time as though made by the Company on and as of the Effective Time.

Section 5.03.    Conditions Subject to Waiver by the Company.    The Company shall not be obligated to consummate the Charter Amendment unless the following conditions are satisfied or waived by the Company:

(a)    all representations and warranties made by Shareholder and Shareholder Parent in this Agreement shall be true and correct in all material respects as of the date hereof and, except to the extent such representations and warranties refer to a specific date, as of the Effective Time as though made by Shareholder and Shareholder Parent on and as of the Effective Time; and

(b)    there shall not have occurred any Material Adverse Effect on the Company.

ARTICLE 6

TERMINATION

Section 6.01.    Termination.    This Agreement may be terminated and the Charter Amendment may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Charter Amendment or any other related proposal by the shareholders of the Company):

(a)    by mutual written agreement of the Company and Shareholder Parent;

(b)    by either the Company or Shareholder Parent, if:

(i)    the Charter Amendment has not been consummated on or before the sixth month anniversary of the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 6.01(b)(i) shall not be available to any party whose breach, or whose Subsidiary’s breach, of any provision of this Agreement results in the failure of the Charter Amendment to be consummated by such time;

(ii)    (A) there shall be any material provision of any law or regulation that makes consummation of the Charter Amendment illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company, Shareholder Parent or Shareholder from consummating the Charter Amendment is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(iii)    either the Required Shareholder Approval or the Additional Shareholder Approval shall not have been obtained at the Company Shareholder Meeting (or any adjournment thereof).

The party desiring to terminate this Agreement pursuant to this Section 6.01 (other than pursuant to 6.01(a)) shall give notice of such termination to the other parties.

Section 6.02.    Effect of Termination.    If this Agreement is terminated pursuant to Section 6.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided that, if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of any other party or (ii) failure of a party to perform a covenant hereof, such party shall be liable for such failure. The provisions of this Section 6.02 and Sections 7.04, 7.06, 7.07, and 7.08 shall survive any termination hereof pursuant to Section 6.01.

ARTICLE 7

MISCELLANEOUS

Section 7.01.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Company, to:

Commonwealth Telephone Enterprises, Inc.

100 CTE Drive

Dallas, PA 18612

Attn: General Counsel

Fax: (570) 631-2895

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: William Taylor

Fax: (212) 450-3800

if to Shareholder Parent or Shareholder, to:

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, CO 80021

Attn: General Counsel

Fax: (720) 888-5619

with a copy to:

Willkie Farr & Gallagher

787 Seventh Avenue

New York, NY 10019

Attention: David Boston

Fax: (212) 728-8111

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.02.    Amendments; Waivers.    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the approval of the Charter Amendment by the shareholders of the Company and without their further approval, no such amendment or waiver shall increase, reduce or change the amount or kind of consideration to be received in exchange for any shares of Class B Common Stock in the Recapitalization.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)    The Company shall not amend or waive any right under this Agreement, or consent to or exercise any right to terminate this Agreement, unless such action is approved by the Special Committee.

Section 7.03.    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that all costs and expenses relating to approvals of and filings with the FCC and PPUC shall be borne by the Company.

Section 7.04.    Binding Effect; Benefit; Assignment.    (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, and in the case of the Company, the Special Committee, and any attempted assignment contrary to the terms hereof shall be null and void.

Section 7.05.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 7.06.    Jurisdiction.    Except as otherwise expressly provided in the Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Charter Amendment shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.07.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CHARTER AMENDMENT.

Section 7.08.    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 7.09.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 7.10.    Captions; Interpretation.    (a) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(b)    The parties hereto acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 7.11.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Charter Amendment is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Charter Amendment can be consummated as originally contemplated to the fullest extent possible.

Section 7.12.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

By:	/s/ MICHAEL J. MAHONEY
Name: Michael J. Mahoney Title: President and Chief Executive Officer

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ THOMAS C. STORTZ
Name: Thomas C. Stortz Title: GVP & General Counsel

ELDORADO EQUITY HOLDINGS, INC.

By:	/s/ NEIL J. ECKSTEIN
Name: Neil J. Eckstein Title: Director

Appendix D

April 24, 2003

Special Committee of the Board of Directors

Board of Directors

Commonwealth Telephone Enterprises, Inc.

100 CTE Drive

Dallas, PA 18612-9774

Gentlemen:

We hereby confirm our oral opinion as to the fairness, from a financial point of view, of the Exchange Ratio in the Proposed Reclassification (each as defined below) to the shareholders of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) that we presented to the Special Committee of the Board of Directors of the Company (the “Special Committee”) at its meeting on April 23, 2003.

We understand that the Company is currently capitalized with Common Stock, par value $1.00 per share (“Common Stock”) and Class B Common Stock, par value $1.00 per share (“Class B Common Stock”). Holders of Class B Common Stock are entitled to 15 votes per share for matters submitted to a vote of the Company’s stockholders, while holders of Common Stock are entitled to one vote per share in such matters. We further understand that CTE is considering an amendment to the Company’s Articles of Incorporation which would provide that all of the shares of Class B Common Stock would be converted into shares of Common Stock at an exchange ratio (the “Exchange Ratio”) of 1.09 to 1 (the “Proposed Reclassification”) pursuant to a Recapitalization Agreement (the “Recapitalization Agreement”) among the Company, Level 3 Communications, Inc. (“Level 3”) and Eldorado Equity Holdings, Inc. (“Eldorado”). We understand that the Proposed Reclassification will be submitted to the holders of Common Stock and the holders of Class B Common Stock (collectively, the “Shareholders”) for approval at the next Annual Meeting of Shareholders. It is also our understanding that Level 3, through its controlled subsidiary Eldorado, owns 50.22% of Class B Common Stock outstanding and that Eldorado and Level 3 have agreed to vote the shares of Class B Common Stock held by Eldorado in favor of the Proposed Reclassification at the Annual Meeting of Shareholders.

You have requested our written opinion as to the fairness, from a financial point of view, of the Exchange Ratio in the Proposed Reclassification to the Shareholders of CTE (other than Level 3, Eldorado and their respective subsidiaries) (our “Opinion”).

We, as part of our investment banking business, are regularly engaged in the valuation of businesses and their securities in connection with recapitalizations, mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, including in our capacity as a market maker for the Common Stock of the Company, we may have a long or short position in the securities of the Company. As you know, we have been previously engaged to provide financial advisory services for the Special Committee for which we received customary compensation. We will receive a customary fee in connection with services provided in rendering our Opinion pursuant to an engagement letter with the Special Committee dated January 28, 2003. In connection with our engagement, we were not retained to identify, analyze or otherwise pursue any possible transactions other than the Proposed Reclassification, and we have not identified, analyzed or pursued any transactions other than the Proposed Reclassification, nor did we review any material financial information, reports or analyses (except as set forth in the following paragraph), or discuss the current operations or future outlook of CTE with management or the Special Committee.

In connection with delivering our Opinion, we have reviewed the most recent draft of the Recapitalization Agreement, dated as of April 22, 2003. In addition, we have (i) reviewed the final form of Amendment No. 1 to that certain Registration Rights Agreement dated February 7, 2002, the Company’s Form 10-K for the fiscal year ended December 31, 2002, the Company’s Schedule 14A filed in connection with its Annual Meeting held May

D-1

8, 2002 and the Company’s Amended and Restated Articles of Incorporation filed as an exhibit to the Company’s Form 10-K; (ii) reviewed and analyzed the current and pro forma ownership structure of the Company; (iii) reviewed and analyzed the public market prices and trading activity of the Common Stock and Class B Common Stock for the period from April 20, 1998 to April 21, 2003; (iv) reviewed and analyzed the public market prices and trading activity of the common stock of selected companies with two classes of publicly traded stock; (v) reviewed and analyzed the terms of transactions in which two classes of common stock of public companies were converted into a single class of common stock; (vi) reviewed and analyzed the terms of transactions in which public companies with two classes of common stock were acquired; (vii) analyzed the potential accretion or dilution due to the Proposed Reclassification; (viii) analyzed the potential effect of the Proposed Reclassification on the voting control of holders of the Common Stock and the holders of the Class B Common Stock; and (ix) conducted other financial analyses and investigations as we deemed necessary or appropriate in arriving at our Opinion.

We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our Opinion without any obligation of independent verification, and have further relied upon the assurances of management of CTE that they are not aware of any facts that would make such information inaccurate or misleading. In arriving at our Opinion, we neither conducted a physical inspection of the properties and facilities of CTE nor obtained any evaluations or appraisals of the assets or liabilities of CTE. Our Opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Our Opinion rendered herein does not constitute a recommendation of the Proposed Reclassification over any other alternative transaction which may be available to CTE. The Opinion contained herein, which speaks as of the date hereof, relates to the fairness from a financial point of view of the Exchange Ratio to the Shareholders of CTE (other than Level 3, Eldorado and their respective subsidiaries), and does not address any other aspect of the Proposed Reclassification or any related transaction and does not constitute a recommendation that any Shareholder of CTE vote to approve the Proposed Reclassification. We have not appraised or valued the Company or its securities, and we make no prediction as to how any of the Company’s securities may trade in the future or as to the value of the Common Stock following the Proposed Reclassification. We have prepared this Opinion at the request of the Special Committee and for the benefit of the Special Committee and the Board of Directors, and we consent to its inclusion in its entirety in filings CTE may be required to make with the Securities and Exchange Commission.

Based on the foregoing and subject to the qualifications stated herein, we are of the Opinion that, as of the date hereof, the Exchange Ratio in the Proposed Reclassification is fair to the holders of Common Stock from a financial point of view and fair to the holders of Class B Common Stock from a financial point of view (other than, in each case, Level 3, Eldorado and their respective subsidiaries, as to which no determination of fairness is made).

Very truly yours, ALLEN & COMPANY LLC
By:	/s/ THOMAS J. KUHN
Thomas J. Kuhn Managing Director

D-2

Appendix E

Recapitalization Amendment

If the Charter Amendment is approved and effective, the following new Section 10 will be added after Section 9 of the Company’s Articles of Incorporation.

10.     Reclassification of Shares.    Effective as of the close of business on [the date of filing with the Department of State of the Commonwealth of Pennsylvania of this Articles of Amendment to the Articles of Incorporation] (the “Effective Time”), each issued and outstanding share of the Class B Stock shall be reclassified and converted, without the action of any holder thereof, as and into 1.09 shares of validly issued, fully paid and nonassessable Common Stock. The number of authorized shares, the number of shares of treasury stock and the par value of the Common Stock and the Class B Stock shall not be affected by the foregoing reclassification of shares. The Corporation shall not issue fractional shares or scrip as the result of the reclassification of shares, but shall arrange for the disposition of fractional shares on behalf of those record holders of the Class B Stock at the Effective Time who would otherwise be entitled to fractional shares as a result of the reclassification of shares.

E-1

Appendix F

Restatement Amendment

If the Charter Amendment is approved and effective, immediately after the effectiveness of the Recapitalization Amendment, the Company’s Articles of Incorporation will be amended and restated and shall read as follows:

* * * * * * * * * * * * *

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

1.	The name of the corporation is Commonwealth Telephone Enterprises, Inc.

2.	The location and post office address of the registered office of the corporation in this Commonwealth is 100 CTE Drive, Dallas, Pennsylvania 18612.

3.	The corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business, including manufacturing, processing, research and development, for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as the same exists or may hereafter be amended.

4.	The date of its incorporation is March 2, 1979.

5.	The term for which the corporation is to exist is perpetual.

6.	(a) Classes and Number of Shares. The total number of shares of stock that the corporation shall have authority to issue is 110,000,000, consisting of 85,000,000 shares of Common Stock, par value $1.00, per share (“Common Stock”), and 25,000,000 shares of Preferred Stock (“Preferred Stock”).

The Board of Directors is hereby empowered to the extent permitted by the Pennsylvania Business Corporation Law of 1988, as amended from time to time, to amend these Amended and Restated Articles of Incorporation by resolution or resolutions from time to time to divide the Preferred Stock into one or more classes or series, to determine the designation and the number of shares of any class or series of Preferred Stock, to determine the voting rights, preferences, limitations and special rights, if any and other terms of the shares of any class or series of Preferred Stock and to increase or decrease the number of shares of any such class or series.

(b)    Approval of Certain Amendments.    With respect to any proposed amendment to these Amended and Restated Articles of Incorporation, other than an amendment made by action of the Board of Directors of the Company pursuant to the second paragraph of Section 6(a) hereof, that would (i) increase or decrease the par value of any class, (ii) alter or change the preferences, qualifications, limitations, restrictions or special or relative rights of the shares of Common Stock so as to affect the holders of Common Stock adversely, (iii) increase the authorized number of shares of Common Stock, (iv) authorize a new class of shares senior or superior in any respect to the shares of Common Stock, or (v) increase the number of authorized shares of any class senior or superior in any respect to the shares of Common Stock, the approval of a majority of the votes entitled to be cast by the holders of shares of Common Stock shall be obtained in addition to any other vote required by the Pennsylvania Business Corporation Law of 1988, as the same exists or may hereafter by amended, or by these Amended and Restated Articles of Incorporation. Except as required by law, no shareholder approval of any amendment made by action of the Board of Directors of the Company pursuant to the second paragraph of Section 6(a) hereof shall be required.

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IN WITNESS WHEREOF, the undersigned corporation has caused these Amended and Restated Articles of Incorporation to be signed by a duly authorized officer and its corporate seal, duly attested by another such officer, to be hereunto affixed this              day of             , 2003.

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

By:
Name: Title:

ATTEST:
Name: Title:

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COMMONWEALTH TELEPHONE ENTERPRISES, INC.

100 CTE DRIVE

DALLAS, PENNSYLVANIA 18612-9774

PROXY – Annual Meeting of Shareholders — June [    ], 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints Michael J. Mahoney, James Q. Crowe and Richard R. Jaros, and each of them, his true and lawful agents and proxies, with full power of substitution and revocation, to vote as indicated below, all the Common Stock and Class B Common Stock of the undersigned in COMMONWEALTH TELEPHONE ENTERPRISES, INC. (the “Company”) entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on June [    ], 2003, at 11:00 a.m., local time, and at any adjournment or postponement thereof, all as set forth in the related notice and proxy statement for the 2003 Annual Meeting.

This proxy also delegates discretionary authority with respect to any other matter as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. PLEASE RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Change of Address

email:

(Continued, and to be Signed and Dated, on Reverse Side)

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This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted as recommended by the Board of Directors.	Please mark your vote as indicated in the example	☒

1.	Election of four (4) Directors to Class I to serve for a term of three (3) years		VOTE FOR ALL NOMINEES ☐	VOTE WITHHELD FROM ALL NOMINEES ☐	3.

Approval to adopt the Charter Amendment to (i) reclassify and convert each outstanding share of CTE Class B Common Stock into 1.09 shares of CTE Common Stock and (ii) eliminate from the Articles of Incorporation the CTE Class B Common Stock and all provisions relating thereto and certain inoperative provisions.

The Board of Directors recommends a vote “FOR” all the nominees
(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)
	01 Walter Scott, Jr. 03 David C. McCourt	02 David C. Mitchell 04 Daniel E. Knowles			The Board of Directors recommends a vote “FOR” Proposal #3
						FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003.				4.	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors recommends a vote “FOR” Proposal #2			FOR AGAINST ABSTAIN ☐ ☐ ☐		The Board of Directors recommends a vote “FOR” Proposal #4

						FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature _________________________________ Signature _________________________________ Date ________________

NOTE:	Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority.

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